Exhibit 3.1

Final Form

Amended and Restated Articles of Association of

GLOBAL-E ONLINE LTD.

A Limited Liability Company

Under The Companies Law, 5759-1999

Adopted by the Company’s shareholders on April 20, 2020

1.	PRIVATE COMPANY

The Company is a private company as defined under the Law. The following restrictions will apply:

1.1	The right to transfer the shares of the Company shall be restricted in the manner provided herein.

1.2

The number of Shareholders of the Company shall not exceed fifty (50). When determining the number of Shareholders in the Company for the purposes of this Article only, the following provisions shall apply:

(a)	All Shareholders who are in the employment of the Company shall not be counted.

(b)

All persons who were formerly in the employment of the Company and were Shareholders while in such employment and who have continued after such employment to be Shareholders of the Company shall not be counted.

(c)	Where two or more persons hold one or more shares in the Company jointly, they shall be treated as a single Shareholder.

1.3	No invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

1.4

Any reference herein to an offering to the public of the Company’s securities shall not derogate from the provisions of this Article 1, and no such offering shall be effected prior to adopting such amendments to these Articles as are legally required therefore.

1.5

The Company may donate a reasonable amount of money not to exceed US$100,000 in the aggregate to a single recipient for any purpose that the Board (including by the affirmative vote of the Preferred Directors Majority) finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

2.	INTERPRETATION

2.1

Unless the subject or the context otherwise requires, words and expressions defined in the Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include corporate entities.

2.2	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

2.3	In these Articles, unless the context requires otherwise:

“Affiliate” - shall mean, with respect to any specified Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including without limitation any partners, general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing of which such Person is a partner or member that is Controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Articles” - shall mean the Amended and Restated Articles of Association of the Company as shall be in force and amended from time to time. It is hereby clarified that only the English language version of the Articles shall be valid, legally binding and in force and the English language version of the Articles shall prevail over any translation (including without limitation the Hebrew translation if such translation is filed with the Israeli Companies Registrar).

“Board” - shall mean the board of directors of the Company.

“Company” - shall mean Global-e Online Ltd., reg. no. 514889534.

“Control” – shall mean holding of more than fifty percent (50%) of the equity or voting rights in an entity or the right to appoint a majority of its board of directors or other equivalent body, or the ability to direct the activities and operation of such entity, whether directly or indirectly through voting agreements or otherwise.

“DHL” - shall mean Deutsche Post Beteiligungen Holdings GmbH.

“Directors” - shall mean the members, from time to time, of the Board as appointed in accordance with these Articles.

“EC Law” – shall mean the Israeli Economic Competition Law, 5758-1988, as amended from time to time, and any regulations promulgated thereunder.

“Equity Securities” - shall mean any securities of the Company including securities having voting rights in the election of the Board, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

“ESOP” - shall mean the share option plan for allocation of Ordinary Shares to existing and future employees, consultants, service providers and directors of the Company and its subsidiaries, as may be adopted by the Board from time to time and approved in accordance with applicable laws and regulations, or any other incentive plan of the Company, option grant arrangements or the like, approved by the Board and adopted in accordance with applicable laws and regulations.

“Founder(s)” - shall mean Amir Schlachet (Israeli I.D. Number 033657768), Nir Debbi (Israeli I.D. Number 027139203) and Shahar Tamari (Israeli I.D. Number 029624723).

“Goor” - shall mean Goor Holdco Ltd.

“Investor(s)” - shall mean (i) Tsunami 5 Ltd. (Reg. No. 513508143), (ii) Ephraim & Rachel Greenfield, (iii) REG Associates LLC, and (iv) Eitan Ben David.

“IPO” - shall mean the closing of the first underwritten offering of the Company’s Ordinary Shares to the general public pursuant to a registration statement under the US Securities Act of 1933, as amended, or the Securities Law (or under equivalent securities law of another jurisdiction).

“Law” - shall mean the Israeli Companies Law, 5759-1999, and the regulations promulgated thereunder, as now in effect and as shall be amended and in effect from time to time.

“Major Shareholder” shall mean each of Goor, Red Dot, DHL and Vitruvian.

“Merger and Acquisition” - shall mean: (i) the closing of a transaction involving the sale of all or substantially all of the Company’s assets; or (ii) the acquisition of the Company by, or the merger of the Company with, another entity, consolidation, reorganization, recapitalization, sale, assignment or disposal by the Company of all or substantially all of the issued and outstanding shares of the Company; or (iii) the transfer, sale, lease, grant or other disposition of or the grant of an exclusive license over all or substantially all of the Company’s assets; or (iv) any other transaction, other than an issuance of shares by the Company pursuant to a bona fide financing round, following which the shareholders of the Company immediately prior to the closing of such transaction own, directly or indirectly, immediately following the closing of such transaction, less than 50% (fifty percent) of the voting power of the surviving entity; provided, however, that if an event described in (iv) above is effectuated as a result of an IPO, such event shall not be deemed a Merger and Acquisition.

“New Equity Securities” - shall mean any Equity Securities, excluding: (i) securities issued to employees, consultants, officers or directors of the Company or a subsidiary thereof pursuant to an ESOP; (ii) any Ordinary Shares issued upon conversion of Preferred Shares; (iii) securities issued pursuant to an IPO or any subsequent registration; (iv) securities issued pursuant to share split, issuance of bonus shares, recapitalizations, reclassifications, share dividends or the like; (v) securities issued as “equity kickers” pursuant to any credit arrangements or debt or loan financing made in the ordinary course of business, in each case, from a bank or similar financial lending institution, which issuance shall be limited to a reasonable and customary amount and shall be approved by the Board, which approval must include the affirmative vote of the Preferred Directors Majority; (vi) Series C Preferred Shares issued upon exercise of that certain Warrant issued on May 7, 2018 by the Company to Viola; (vii) for purposes of Article 11.3 (Conversion Price Adjustments of Preferred Shares), securities issued as to which issuance a Super Majority, either by affirmative vote or written consent, waived its rights under Article 11.3; and (viii) for purposes of Article 18 (Preemptive Rights), securities issued as to which issuance a Super Majority approved, either by affirmative vote or written consent, waived its rights under Article 18.

“NIS” - shall mean New Israeli Shekels.

“Office” - shall mean the registered office of the Company, as it shall be from time to time.

“Ordinary Shares” - shall mean Ordinary Shares of the Company, NIS 0.01 par value each.

“Original Issue Price” - shall mean the Original Series A Issue Price, the Original Series A-1 Issue Price, the Original Series B-1 Issue Price, the Original Series B-2 Issue Price, the Original Series C Issue Price, the Original Series D-1 Issue Price or the Original Series E Issue Price, as applicable.

“Original Series A Issue Price” - shall mean, with respect to Series A Preferred Shares, a price of US$106.23 per share (as adjusted for any stock split, stock dividend, stock combination or other recapitalization).

“Original Series A-1 Issue Price” - shall mean, with respect to Series A-1 Preferred Shares, a price of US$171.893502 per share (as adjusted for any stock split, stock dividend, stock combination or other recapitalization).

“Original Series B-1 Issue Price” - shall mean, with respect to Series B-1 Preferred Shares, a price of US$401.4894 per share (as adjusted for any stock split, stock dividend, stock combination or other recapitalization).

“Original Series B-2 Issue Price” - shall mean, with respect to Series B-2 Preferred Shares, a price of US$281.0426 per share (as adjusted for any stock split, stock dividend, stock combination or other recapitalization).

“Original Series C Issue Price” - shall mean, with respect to Series C Preferred Shares, a price of US$532.95 per share (as adjusted for any stock split, stock dividend, stock combination or other recapitalization).

“Original Series D-1 Issue Price” - shall mean, with respect to Series D-1 Preferred Shares, a price of US$720.52 per share (as adjusted for any stock split, stock dividend, stock combination or other recapitalization).

“Original Series E Issue Price” - shall mean, with respect to Series E Preferred Shares, a price of US$2,498.65 per share (as adjusted for any stock split, stock dividend, stock combination or other recapitalization).

“Permitted Transferee” - shall mean:

(A)

with respect to a Shareholder which is an individual: (i) such Shareholder’s spouse or member of such Shareholder’s immediate family; (ii) a custodian, executor, or other fiduciary for the account of such Shareholder’s spouse or members of such Shareholder’s immediate family; (iii) a trust for such Shareholder’s own self or a charitable remainder trust; or (iv) an entity which is wholly owned by such Shareholder, provided that if such entity ceases to be wholly-owned by such Shareholder, then such transfer will be null and void;

(B)

with respect to a Shareholder which is an entity: (i) limited partners or general partners of such Shareholder, affiliated partnerships managed by the same management company or managing (general) partner or by an entity that is Affiliated with such management company or managing (general) partner, and any other entity in which the members, partners and/or managers of such Shareholder, whether directly or indirectly (i.e., through an unbroken chain of entities), are also members, partners and/or managers, whether directly or indirectly, of the other entity’s general partner or managing entity; (ii) any Affiliate of such Shareholder; (iii) any Person over which such Shareholder or its Affiliates exercise investment discretion or act as a principal investment advisor to; or (iv) such Shareholder’s transferee by operation of law (including the dissolution of the limited partnership, partnership or a corporation and a Transfer resulting from a regulatory or tax constraint applicable to the limited partnership, partnership or a corporation or any of the partners in the limited partnership or partnership);

(C)

with respect to Goor, also any of the following: AMI Opportunities – A L.P., AMI GP L.P. Inc. (or such other person as may, from time to time, act as the general partner of an AMI fund), AMI GP Co., Limited, AMI Management Limited (or such other person as may, from time to time, act as the investment manager in respect of the foregoing) and any limited partners in any of the foregoing (including for the avoidance of doubt, AIOF-I Feeder L.P.) and any Affiliates of the foregoing;

(D)

with respect to Viola, in addition to the aforesaid: (i) a reputable financial institution the identity of whom shall be approved by the Company, which approval shall not be unreasonably withheld; or (ii) its partners and affiliated partnerships managed by the same management company or managing general partner or an entity which Controls, is Controlled by, or is under common Control with, such management company or managing general partner;

(E)

with respect to Vitruvian, in addition to the aforesaid, any limited partner of any investment fund managed by Vitruvian Partners LLP; and(F) with respect to a Shareholder which is a venture capital fund or other investment fund, to transferee(s) that become transferee(s) either (i) in a disposition of substantially all of a portfolio of investments, (ii) a disposition in connection with the dissolution of the fund, or (iii) a disposition resulting from a regulatory or tax constraint applicable to the fund or any of the partners in the fund;

provided, in each case, that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment shall have executed documents assuming the obligations of such shareholder under these Articles, and any ancillary documents with respect to the transferred Equity Securities.

Without limiting the aforementioned, each Investor shall be deemed a Permitted Transferee of all other Investors.

“Person” - shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred A Majority” - shall mean the holders of at least 60% of the Series A Preferred Shares and Series A-1 Preferred Shares (voting together as a single class).

“Preferred E Majority” shall mean the holders of a majority of the Series E Preferred Shares.

“Preferred Director” - shall mean any of the Red Dot Director, the DHL Director, the Goor Director and the Vitruvian Director.

“Preferred Directors Majority” - shall mean, at any given time, the affirmative vote or written consent of at least (n - 1) of the total number of the then incumbent Preferred Directors pursuant to Article 39.1, where n denotes the total number of such Preferred Directors (for illustration purposes only, if there are four appointed Preferred Directors pursuant to Article 39.1, then any three out of such four Preferred Directors shall constitute the Preferred Directors Majority); provided, however, that if the total number of the then incumbent Preferred Directors decreases to one (1), then the term “Preferred Directors Majority” shall mean the affirmative vote or written consent of the then incumbent Preferred Director.

“Preferred Shares” - shall mean Series A Preferred Shares, Series A-1 Preferred Shares Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares, Series D-1 Preferred Shares and Series E Preferred Shares.

“Preferred Shareholder(s)” - shall mean holder(s) of Preferred Shares.

“QIPO” - shall mean an IPO where the Company’s pre-money valuation is US$750,000,000 or more, with aggregate cash proceeds to the Company (net of any underwriting discounts and commissions) of US$150,000,000 or more, and the offered securities are listed for trade on London Stock Exchange’s Main Market, the Nasdaq Stock Market, the New York Stock Exchange, the Hong Kong Stock Exchange or the Euronext N.V.

“Register of Shareholders” - the registry of Shareholders maintained by the Company pursuant to Section 127 of the Law.

“Red Dot” - shall mean Red Dot Capital Partners, L.P.

“Securities Law” - shall mean the Israeli Securities Law, 5728-1968, as amended.

“Series A Preferred Shares” - shall mean Series A Preferred Shares of the Company, NIS 0.01 par value each.

“Series A-1 Preferred Shares” - shall mean Series A-1 Preferred Shares of the Company, NIS 0.01 par value each.

“Series B-1 Preferred Shares” - shall mean Series B-1 Preferred Shares of the Company, NIS 0.01 par value each.

“Series B-2 Preferred Shares” - shall mean Series B-2 Preferred Shares of the Company, NIS 0.01 par value each.

“Series C Preferred Shares” - shall mean Series C Preferred Shares of the Company, NIS 0.01 par value each.

“Series D-1 Preferred Shares” - shall mean Series D-1 Preferred Shares of the Company, NIS 0.01 par value each.

“Series E Preferred Shares” - shall mean Series E Preferred Shares of the Company, NIS 0.01 par value each.

“Series E Closing” shall mean the Closing as defined in the Series E SPA.

“Series E SPA” shall mean that certain Share Purchase Agreement by and among the Company, Vitruvian and the other parties listed therein dated April 20, 2020.

“Shareholder(s)” - shall mean the holders of shares of any class of the Company which are registered in the Company’s Register of Shareholders.

“Special Majority” - shall mean, at any given time, the affirmative vote or written consent of at least (n - 1) of the total number of the Preferred Shareholders who are then entitled to designate a Preferred Director pursuant to Article 39.1, where n denotes the total number of such Preferred Shareholders (for illustration purposes only, if four Preferred Shareholders are entitled to appoint a Preferred Director pursuant to Article 39.1, then any three out of such four Preferred Shareholders shall constitute the Special Majority); provided, however, that if the total number of the Preferred Shareholders who are then entitled to designate a Preferred Director pursuant to Article 39.1 decreases to one (1), then the term “Special Majority” shall mean the affirmative vote or written consent of the Preferred Shareholder who is then entitled to designate a Preferred Director pursuant to Article 39.1.

“Super Majority” shall mean the affirmative vote or written consent of the Special Majority, including the consent of the Preferred E Majority.

“Transfer” - shall include any sale, assignment, encumbrance, pledge, lien, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, and transmissions to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of a Shareholder’s Equity Securities directly or beneficially owned by such Shareholder.

“Viola” - Viola Credit Five Fund, Limited Partnership.

“Vitruvian” - Cross Ship S.à r.l. and/or its Permitted Transferees.

2.4

Aggregation of Shareholdings. For the purpose of determining the availability of any rights under these Articles, including, without limitation, for the calculation of any Shareholder’s pro rata shareholding for calculating its rights under these Articles, including under Article 14, 15, 18 or 19, any and all Equity Securities held or acquired by any Shareholder and its Permitted Transferees shall be aggregated together. For avoidance of doubt, it is hereby clarified that for such aggregation purposes all Equity Securities held or acquired by a Preferred Shareholder may be aggregated by it together among all or any of its Permitted Transferees. A Shareholder shall be entitled to apportion any of its rights under these Articles among itself and all or any of its Permitted Transferees in such proportions as it deems appropriate.

3.	PURPOSE OF THE COMPANY

The Company shall engage in any occupation and/or business permitted under applicable law.

4.	LIMITED LIABILITY

The Shareholders liability for the Company’s obligations is limited to the payment of the nominal value of the Company’s shares, subject to Section 304 of the Law.

5.	OFFICE

The Office shall be at such place as the Board shall from time to time decide.

6.	SHARE CAPITAL

The share capital of the Company is NIS 100,000 divided into 9,837,125 Ordinary Shares, 19,298 Series A Preferred Shares, 20,364 Series A-1 Preferred Shares, 37,361 Series B-1 Preferred Shares, 17,792 Series B-2 Preferred Shares, 16,596 Series C Preferred Shares, 27,758 Series D-1 Preferred Shares and 23,706 Series E Preferred Shares.

7.	ORDINARY SHARES

7.1

The rights attached to the Ordinary Shares shall be comprised of all the rights attached to shares in the Company, including, without limitation, the right to receive notices of Shareholders’ meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and to participate in distribution of surplus assets and funds upon liquidation of the Company, but excluding and subject to the rights which are expressly attached in these Articles only to the Preferred Shares.

7.2

The ESOP may provide for limitations on the Ordinary Shares issued under the ESOP, including, but in no way limited to, limitations on the voting rights or the manner of voting, preemptive rights, no-sale limitations, co-sale and right of first refusal obligations.

8.	RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED SHARES

8.1	The Preferred Shares confer on their holders all rights attached to the Ordinary Shares in the Company, and in addition bear the rights and restrictions set forth herein.

8.2

Subject to Article 15A below, every Preferred Shareholder shall have one (1) vote for each Ordinary Share into which the Preferred Shares held by it of record could be converted (as provided in Article 11), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means on all matters entitled to be voted on by the Shareholders of the Company or by the Preferred Shareholders voting together as a single class on an as converted basis (except as otherwise expressly provided herein or as required by law). Without derogating from the above, except for the liquidation preference rights set forth in Article 10, all rights, obligations and benefits attached to the Series A Preferred Shares shall be identical to those attached to the Series A-1 Preferred Shares. The Series A Preferred Shares and the Series A-1 Preferred Shares shall be deemed one class of shares. In no event shall the Series A Preferred Shares or the Series A-1 Preferred Shares confer upon their holders the right to any separate class meeting or separate class votes (other than votes as a joint class of the Series A Preferred Shares and Series A-1 Preferred Shares), including without limitation under Section 320 of the Law, except in the case of amendment of the provisions of Article 10 (liquidation preference), which shall require separate class votes. Other than the Original Issue Price of the respective Series of Preferred B Shares, all rights, obligations and benefits attached to the Series B-1 Preferred Shares shall be identical to those attached to the Series B-2 Preferred Shares. The Series B-1 Preferred Shares and the Series B-2 Preferred Shares shall be deemed one class of shares. Except as otherwise expressly provided herein in no event shall the Series B-1 Preferred Shares or the Series B-2 Preferred Shares confer upon their holders the right to any separate class meeting or separate class votes (other than votes as a joint class of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares), including without limitation under Section 320 of the Law.

9.	[RESERVED]

10.	LIQUIDATION PREFERENCE

10.1

In the event of any liquidation, reorganization, dissolution, bankruptcy or winding up of the Company, whether voluntary or involuntary (“Liquidation Event”), or distribution of any dividend, the distribution of the Available Assets (as such term is defined below), shall be made according to the following provisions, order and preference:

(a)

First, the holders of Series E Preferred Shares shall be entitled to receive on a pari passu basis prior and in preference to all other Shareholders of the Company by reason of their ownership thereof, an amount per share equal to the greater of: (i) (A) if the Liquidation Event occurs within three (3) years after the Series E Closing, one and five tenths times (1.50x) the Original Series E Issue Price, plus any dividends declared but unpaid thereon, less any amount previously paid as dividends or otherwise in preference on such shares, and (B) if the Liquidation Event occurs after the lapse of three (3) years after the Series E Closing, one and three tenths times (1.30x) the Original Series E Issue Price, plus any dividends declared but unpaid thereon, less any amount previously paid as dividends or otherwise in preference on such shares; or (ii) such amount per share as would have been payable had all shares of Series E Preferred Share been converted into Ordinary Shares immediately prior to such Liquidation Event (collectively, the “Preferred E Preference Amount”). If the Available Assets shall be insufficient to permit the full payment of the Preferred E Preference Amount, then the entire Available Assets shall be distributed ratably among all the holders of Series E Preferred Shares only, and in proportion to the preferential amounts such Shareholders are entitled to receive as specified above, on a pari passu basis.

(b)

Second, following the payment of the Preferred E Preference Amount in full pursuant to sub-article (a), the holders of Series D-1 Preferred Shares shall be entitled to receive on a pari passu basis prior and in preference to all other Shareholders of the Company other than holders of Series E Preferred Shares, an amount out of the remaining Available Assets equal to the total of the following: an amount per share equal to one and twenty-five one-hundredths times (1.25x) the Series D-1 Original Issue Price, plus any declared but unpaid dividends prior to such distribution of Available Assets, less any amount previously paid as dividends or otherwise in preference on such shares (collectively, the “Preferred D-1 Preference Amount”). If, following payment in full of the Preferred E Preference Amount, the remaining Available Assets shall be insufficient to permit the full payment of the Preferred D-1 Preference Amount, then the entire remaining Available Assets shall be distributed ratably among all the holders of Series D-1 Preferred Shares only, and in proportion to the preferential amounts such Shareholders are entitled to receive as specified above, on a pari passu basis.

(c)

Third, following the payment of the Preferred E Preference Amount and Preferred D-1 Preference Amount in full pursuant to sub-articles (a) and (b), the holders of Series C Preferred Shares shall be entitled to receive on a pari passu basis prior and in preference to all other Shareholders of the Company other than holders of Series E Preferred Shares and Series D-1 Preferred Shares, an amount out of the remaining Available Assets equal to the total of the following: an amount per share equal to the Original Series C Issue Price, plus any declared but unpaid dividends prior to such distribution of Available Assets, less any amount previously paid as dividends or otherwise in preference on such shares (collectively, the “Preferred C Preference Amount”). If, following payment in full of the Preferred E Preference Amount and Preferred D-1 Preference Amount, the remaining Available Assets (if any) shall be insufficient to permit the full payment of the Preferred C Preference Amount, then the entire remaining Available Assets shall be distributed ratably among all the holders of Series C Preferred Shares only, and in proportion to the preferential amounts such Shareholders are entitled to receive as specified above, on a pari passu basis.

(d)

Fourth, following the payment of the Preferred E Preference Amount, Preferred D-1 Preference Amount and Preferred C Preference Amount in full pursuant to sub-articles (a) through (c), the holders of Series B-1 Preferred Shares and Series B-2 Preferred Shares shall be entitled to receive on a pari passu basis (based upon shares held on an as converted basis) prior and in preference to all other Shareholders of the Company other than holders of Series E Preferred Shares, Series D-1 Preferred Shares and Series C Preferred Shares, an amount out of the remaining Available Assets equal to the total of the following: an amount per share equal to the Original Series B-1 Issue Price or Original Series B-2 Issued Price, as the case may be, plus any declared but unpaid dividends prior to such distribution of remaining

Available Assets, less any amount previously paid as dividends or otherwise in preference on such shares (collectively, the “Preferred B Preference Amount”). If, following payment in full of the Preferred E Preference Amount, Preferred D-1 Preference Amount and Preferred C Preference Amount, the remaining Available Assets (if any) shall be insufficient to permit the full payment of the Preferred B Preference Amount, then the entire remaining Available Assets shall be distributed ratably among all the holders of Series B Shares only, and in proportion to the preferential amounts such Shareholders are entitled to receive as specified above, on an as-converted, pari passu basis.

(e)

Fifth, following the payment of the Preferred E Preference Amount, Preferred D-1 Preference Amount, Preferred C Preference Amount and Preferred B Preference Amount in full pursuant to sub-articles (a) through (d), the holders of Series A-1 Preferred Shares shall be entitled to receive on a pari passu basis (based upon shares held on an as converted basis) prior and in preference to all other Shareholders of the Company other than holders of Series E Preferred Shares, Series D-1 Preferred Shares, Series C Preferred Shares and Series B Preferred Shares, an amount out of the remaining Available Assets equal to the total of the following: an amount per share equal to the Original Series A-1 Issue Price, plus any declared but unpaid dividends prior to such distribution of remaining Available Assets, less any amount previously paid as dividends or otherwise in preference on such shares (collectively, the “Preferred A-1 Preference Amount”). If, following payment in full of the Preferred E Preference Amount, Preferred D-1 Preference Amount, Preferred C Preference Amount and Preferred B Preference Amount, the remaining Available Assets (if any) shall be insufficient to permit the full payment of the Preferred A-1 Preference Amount, then the entire remaining Available Assets shall be distributed ratably among all the holders of Series A-1 Shares only, and in proportion to the preferential amounts such Shareholders are entitled to receive as specified above, on a pari passu basis.

(f)

Sixth, following payment of the Preferred E Preference Amount, Preferred D-1 Preference Amount, Preferred C Preference Amount, Preferred B Preference Amount and Preferred A-1 Preference Amount in full pursuant to sub-articles (a) through (e), the holders of Series A Preferred Shares shall be entitled to receive on a pari passu basis (based upon shares held on an as converted basis) prior and in preference to all other Shareholders of the Company other than holders of Series E Preferred Shares, holders of Series D-1 Preferred Shares, holders of Series C Preferred Shares, holders of Series B Preferred Shares and holders of Series A-1 Preferred Shares, an amount out of the remaining Available Assets equal to the total of the following: an amount per share equal to the Original Series A Issue Price, plus any declared but unpaid dividends prior to such distribution of remaining Available Assets, less any amount previously paid as dividends or otherwise in preference on such shares (collectively, the “Preferred A Preference Amount” and together with the Preferred E Preference Amount, Preferred D-1 Preference Amount, Preferred C Preference Amount, Preferred B Preference Amount and Preferred A-1 Preference Amount, the “Preferred Preference Amount”). If, following payment in full of the Preferred E Preference Amount, Preferred D-1 Preference Amount, Preferred C Preference Amount, Preferred B Preference Amount and Preferred A-1 Preference Amount, the remaining Available Assets (if any) shall be insufficient to permit the full payment of the Preferred A Preference Amount, then the entire remaining Available Assets shall be distributed ratably among all the holders of Series A Shares only, and in proportion to the preferential amounts such Shareholders are entitled to receive as specified above, on a pari passu basis.

(g)

Thereafter, following payment of the Preferred Preference Amount pursuant to sub-articles (a) through (f) in full and subject to Article 10.2, any remaining Available Assets (if at all) shall be distributed ratably among all holders of the Ordinary Shares and Preferred Shares (other than the Series E Preferred Shares), on an as-converted, pari passu basis.

10.2	Notwithstanding the aforesaid:

(a)

If the aggregate distribution pursuant to Articles 10.1(b) and 10.1(g) would result in the holders of Series D-1 Preferred Shares receiving an amount, per each Series D-1 Preferred Share held thereby, of at least two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price, then notwithstanding the foregoing preferences under Articles 10.1(b) and 10.1(g), each holder of Series D-1 Preferred Shares shall be entitled to receive, after payment in full of the Preferred E Preference Amount, an amount equal to the greater of (i) two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price, less amounts previously paid in preference to such holder under Article 10.1, or (ii) such amount per share as would have been payable had all Series D-1 Preferred Shares been converted into Ordinary Shares immediately prior to such Liquidation Event;

(b)

If the aggregate distribution pursuant to Articles 10.1(c) and 10.1(g) would result in the holders of Series C Preferred Shares receiving an amount, per each Series C Preferred Share held thereby, of at least two times (2x) the Original Series C Issue Price, then notwithstanding the foregoing preferences under Articles 10.1(c) and 10.1(g), each holder of Series C Preferred Shares shall be entitled to receive, in respect of each Series C Preferred Share held thereby, after payment in full of the Preferred E Preferred Amount and the Preferred D-1 Preference Amount, an amount equal to the greater of (i) two times (2x) the Original Series C Issue Price, less amounts previously paid in preference to such holder under Article 10.1, or (ii) such amount per share as would have been payable had all Series C Preferred Share been converted into Ordinary Shares immediately prior to such Liquidation Event;

(c)

If the aggregate distribution pursuant to Articles 10.1(d) and 10.1(g) would result in the holders of Series B-1 Preferred Shares and Series B-2 Preferred Shares receiving an amount, per each Series B-1 Preferred Share and/or Series B-2 Preferred Share, as applicable, held thereby, of at least two point four times (2.4x) the Original Series B-1 Issue Price and/or Original Series B-2 Issue Price, as applicable, then notwithstanding the foregoing preferences under Articles 10.1(d) and 10.1(g) above, each holder of Series B-1 Preferred Shares and/or Series B-2 Preferred Shares, as applicable, shall be entitled to receive, in respect of each Series B-1 Preferred Share and/or Series B-2 Preferred Share, as applicable, held thereby, an amount equal to the greater of (i) two point four times (2.4x) the Original Series B-1 Issue Price and/or Original Series B-2 Issue Price, as applicable, less amounts previously paid in preference to such holder under Article 10.1, or (ii) such amount per share as would have been payable had all Series B-1 Preferred Shares and/or Series B-2 Preferred Shares been converted into Ordinary Shares immediately prior to such Liquidation Event; and

(d)

If the aggregate distribution pursuant to the Articles 10.1(e) and 10.1(g) would result in the holders of Series A-1 Preferred Shares and/or Series A Preferred Shares receiving an amount, per each Series A-1 Preferred Share and/or Series A Preferred Share, as applicable, held thereby, of at least three times (3x) the Original Series A-1 Issue Price and/or Original Series A Issue Price, as applicable, then notwithstanding the foregoing preferences under Articles 10.1(e) and 10.1(g) above, each holder of Series A-1 Preferred Shares and/or Series A Preferred Shares, as applicable, shall be entitled to receive, in respect of each Series A-1 Preferred Share and/or Series A Preferred Share, as applicable, held thereby, an amount equal to the greater of (i) three times (3x) the Original Series A-1 Issue Price and/or Original Series A Issue Price, as applicable, less amounts previously paid in preference to such holder under Article 10.1, or (ii) such amount per share as would have been payable had all Series A-1 Preferred Shares and/or Series A Preferred Shares been converted into Ordinary Shares immediately prior to such Liquidation Event.

(e)

At any time upon or after the authorization and issuance by the Company of any New Equity Securities (for purposes of this Article 10.2(e), the definition of “New Equity Securities” set forth in Article 2.3 shall exclude the exceptions set forth in sub-clauses (v) and (vii) thereof)

of a class or series with a liquidation preference senior to the Series D-1 Preferred Shares (the “Post-D Shares”), upon a Liquidation Event or Deemed Liquidation (as defined below) or distribution of dividend, but subject in all events to the prior payment in full of all liquidation preference amounts payable to the holders of Post-D Shares, including, for the avoidance of doubt, the payment in full of the Preferred E Preference Amount, if, without the application of the liquidation preference of the Post-D Shares, holders of the then outstanding Series D-1 Preferred Shares would have received an amount for each Series D-1 Preferred Share (pursuant to the distribution method set forth in Articles 10.1(b) and 10.1(g) and including the aggregate amount actually received by holders of Series D-1 Preferred Shares in respect of each such Series D-1 Preferred Share from the Company since April 17, 2018 ) (the “Old Amount”) which is (x) less than or equal to two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price, and (y) greater than the amount such holders would have received for each such Series D-1 Preferred Share giving effect to the application of the liquidation preference of the Post-D Shares (the amount in this clause (y), the “New Amount”), then an amount equal to the excess of the Old Amount over the New Amount (the “Adjustment Amount”) will be allocated to the holders of Series D-1 Preferred Shares, in respect of each Series D-1 Preferred Share, prior and in preference to all other Shareholders other than holders of Post-D Shares, including, for the avoidance of doubt, holders of Series E Preferred Shares, and thereafter the remaining distributable proceeds after allocation of the Adjustment Amount will be allocated in accordance with the liquidation preferences set forth in Articles 10.1(c) through 10.1(g). The distribution to the holders of Series D-1 Preferred Shares in respect of each Series D-1 Preferred Share, in the event that the Adjustment Amount is applied (and including the aggregate amount actually received by holders of Series D-1 Preferred Shares, in respect of each Series D-1 Preferred Share, from the Company since April 17, 2018) shall in any event not exceed two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price. For avoidance of doubt, the Series E Preferred Shares are deemed to be Post-D Shares for purposes of these Articles. It is hereby clarified that the definition of Post-D Shares shall exclude any class or series of shares with a liquidation preference senior to the Series D-1 Preferred Shares but junior to the Preferred E Shares.

10.3

“Available Assets” shall mean the assets and funds of the Company legally available for distribution thereupon or proceeds available for distribution to its Shareholders, including any future payments to be made pursuant to escrow or hold-back arrangements but excluding earn-out payments (a “Contingent Payment”) (the Available Assets after exclusion of any and all Contingent Payments, the “Initial Consideration”).

10.4

It is hereby clarified that the procedure of distribution set forth in this Article 10 shall not derogate from the right of each holder of Preferred Share to convert its shares into Ordinary Shares pursuant to Article 11 below prior to the beginning of the distribution.

10.5	For the purpose of Article 10, a Merger and Acquisition shall be treated by the Company and the Shareholders as a Liquidation Event (a “Deemed Liquidation”).

10.6

Any Available Assets that become payable to the Shareholders of the Company after a previous payment of Available Assets shall be allocated in such manner by way of recalculating the total amount of Available Assets (including all Available Assets previously distributed) and applying the provisions of Articles 10.1 and 10.2 above. Additionally, any Contingent Payment that is actually paid to the Shareholders or the Company shall be allocated among the Shareholders in accordance with Articles 10.1 and 10.2 after taking into account the previous actual payment of the Initial Consideration.

10.7

Whenever the distribution provided for in Articles 10.1 and 10.2 above shall be payable in securities or property other than cash (i.e. such distribution shall be in kind) the value of such distribution shall be the Fair Market Value of such securities or other property. The “Fair Market Value” of any security or asset shall be determined as follows:

(a)	With respect to any securities not subject to restrictions on free marketability covered by sub-article (b) below:

(i)

If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) days period ending three (3) days prior to the closing of the Liquidation Event;

(ii)

If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Event; and

(iii)	If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including the affirmative vote of the Preferred Directors Majority.

(b)

With respect to any securities which are subject to restrictions on free marketability (other than restrictions arising solely by virtue of a Shareholder’s status as an Affiliate or former Affiliate), the method of valuation shall be to make an appropriate discount from the market value determined as in sub-articles 10.7(a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board, including the affirmative vote of the Preferred Directors Majority.

(c)	In any other case, the Fair Market Value shall be determined in good faith by a resolution of the Board, including the affirmative vote of the Preferred Directors Majority.

10.8

The Company shall give each Preferred Shareholder written notice of such impending Liquidation Event or Deemed Liquidation no later than fourteen (14) days prior to the Shareholders’ meeting called to approve such transaction, or fourteen (14) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article 10, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or, if the Company has given one or more notices of any material changes, sooner than ten (10) days after the Company has last given notice of any material changes; provided, however, that such periods may be shortened or waived completely upon the written consent of holders of the Special Majority.

11.	CONVERSION

The holders of the Preferred Shares shall have the following conversion rights (the “Conversion Rights”):

11.1	Right to Convert.

(a)

Subject to Article 11.3, each Preferred Share shall be convertible or reclassified, in the manner permitted by Law, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price (as defined below) at the time in effect for such share (the result of such a division is hereinafter referred to as the “Conversion Ratio”). The issuance of the Ordinary Shares upon conversion of the Preferred Shares shall be deemed to be made for value and fully paid up, for the consideration initially paid for each Preferred Share surrendered to the Company upon conversion thereof. The initial conversion price per Preferred Share shall be the applicable Original Issue Price of such share (the “Conversion Price”). The Conversion Price will be subject to adjustment as set forth in Article 11.3.

(b)

Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares in accordance with its applicable Conversion Ratio upon the earlier of: (i) the consummation of a QIPO, provided, however, that (A) (x) if the QIPO occurs within three (3) years after the Series E Closing and the price per share in the QIPO is less than one and five tenths times (1.50x) the Original Series E Issue Price, then the Conversion Price of the Series E Preferred Shares shall be adjusted, upon the closing of such QIPO, such that each Series E Preferred Share shall be converted into such number of Ordinary Shares equal to a fraction, the numerator of which is a number equal to one and five tenths times (1.50x) the Original Series E Issue Price, and the denominator of which is the price per Ordinary Share at which the Company’s Ordinary Shares are offered to the public in the QIPO, and (y) if the QIPO occurs after the lapse of three (3) years after the Series E Closing and the price per share in the QIPO is less than one and three tenths times (1.30x) the Original Series E Issue Price, then the Conversion Price of the Series E Preferred Shares shall be adjusted, upon the closing of such QIPO, such that each Series E Preferred Share shall be converted into such number of Ordinary Shares equal to a fraction, the numerator of which is a number equal to one and three tenths times (1.30x) the Original Series E Issue Price, and the denominator of which is the price per Ordinary Share at which the Company’s Ordinary Shares are offered to the public in the QIPO, and (B) if the price per share in the QIPO is less than two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price, then the Conversion Price shall be adjusted, upon the closing of such QIPO, such that each Series D-1 Preferred Share, shall be converted into a number of Ordinary Shares equal to a fraction, the numerator of which is a number equal to two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price, and the denominator of which is the price per Ordinary Share at which the Company’s Ordinary Shares are offered to the public in the QIPO; (ii) with respect to the Series C Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series A-1 Preferred Shares, and Series A Preferred Shares (collectively, the “Preferred C/B-1/B-2/A-1/A Shares”), the affirmative vote or written consent of the holders of at least 70% of the then outstanding Preferred C/B-1/B-2/A-1/A Shares, on an as converted basis, voting as a single class; (iii) with respect to the Series E Preferred Shares, the affirmative vote or written consent of the Preferred E Majority; (iv) with respect to the Series D-1 Preferred Shares, the affirmative vote or written consent of the holders of a majority of the then outstanding Series D-1 Preferred Shares; or (v) with respect to all Preferred Shares, the affirmative vote or written consent of the Super Majority.

11.2	Mechanics of Conversion.

(a)

A conversion of Preferred Shares pursuant to the election of the holder thereof (in accordance with Article 11.1(a) above), shall be made by surrendering the certificate or certificates therefore, duly endorsed, at the Office, and giving written notice by mail, postage prepaid, or by hand to the Company at its Office, of the election of such holder to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for Ordinary Shares are to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its legal counsel duly authorized in writing. The date of receipt of such certificates and notice by the Company, or, in the case of an automatic conversion pursuant to Article 11.1(b) above, (i) the date of the consummation of the QIPO, or (ii) in the case of sub-clause (ii), (iii), (iv) or (v) of Article 11.1(b), the date of the applicable affirmative vote or written consent(the “Conversion Date”). The Company shall, as soon as practicable thereafter, issue and deliver at such Office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. In the event under the Law such conversion may be made only upon reclassification of the Preferred Shares as Ordinary Shares, then the conversion of the Preferred Shares, as applicable, shall be regarded as reclassification of the Preferred Shares, whereby such Preferred Shares shall only be entitled to the rights attributed to the Ordinary Shares.

(b)

A conversion of Preferred Shares in accordance with Article 11.1(b) above, shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, and from and after such conversion, any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares and all rights with respect to the Preferred Shares so converted, including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of Ordinary Shares into which such Preferred Shares has been converted, and payment of any declared but unpaid dividends thereon, and the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such automatic conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and such holder executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon an IPO, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

11.3	Conversion Price Adjustments of Preferred Shares.

The Conversion Price of the Preferred Shares shall be subject to adjustment from time to time as follows:

(a)

(i)

Upon each issuance by the Company of any New Equity Securities made prior to an IPO and after the date upon which any shares of the Preferred Shares were first issued (the “Purchase Date”), without consideration or for a consideration per share less than the applicable Conversion Price for a class of Preferred Shares in effect immediately prior to the issuance of such New Equity Securities, the applicable Conversion Price for such class of Preferred Shares in effect immediately prior to each such issuance shall forthwith be reduced to a price, equal to an amount equal to the then-existing applicable Conversion Price of such share multiplied by a fraction: (A) the numerator of which is the sum of (x) the total number of Ordinary Shares outstanding prior to the issuance of such New Equity Securities (on a fully-diluted basis after giving effect to all Convertible Securities (as defined below) and assuming the conversion into Ordinary Shares of all Convertible Securities) plus (y) the number of New Equity Securities that can be purchased at the applicable Conversion Price in effect immediately prior to such issuance for the total consideration received (or deemed received) for the issuance of New Equity Securities; and (B) the denominator of which is the sum of the total number of Ordinary Shares outstanding immediately prior to the issuance of such New Equity Securities (on a fully-diluted basis after giving effect to all Convertible Securities and assuming the conversion into Ordinary Shares of all Convertible Securities) plus the number of such New Equity Securities issued.

The formula can be expressed algebraically as follows:

AP = OP *	Ordinary Shares Outstanding	+	(New money / OP)
	Ordinary Shares Outstanding	+	Additional Shares

WHERE:

OP	=	Old conversion price (before the priced-based adjustment).

AP	=	Adjusted conversion price (after the priced-based adjustment).

Ordinary Shares Outstanding	=

The number of Ordinary Shares outstanding immediately before the issuance of the dilutive securities (on a fully-diluted basis after giving effect to the conversion of all Convertible Securities and assuming the conversion into Ordinary Shares of all Convertible Securities).

New Money	=	The amount raised in the dilutive financing.

Additional Shares	=	The number of New Equity Securities issued in the dilutive financing.

(ii)

Notwithstanding the foregoing, upon each issuance by the Company of any New Equity Securities made prior to an IPO and after April 17, 2018, without consideration or for a consideration per share less than the Original Series C Issue Price (the “Reduced Price”), then, (A) the adjustment mechanism set forth in Article 11.3(a)(i) shall apply to the Conversion Price for the Series D-1 Preferred Shares in effect immediately prior to each such issuance with respect to the excess of the Original Series D-1 Issue Price over the Original Series C Issue Price, and (B) with respect to the excess of the Original Series C Issue Price over the Reduced Price and in lieu of the adjustment mechanism set forth in Article 11.3(a)(i), the Conversion Price for the Series D-1 Preferred Shares in effect immediately prior to each such issuance shall be subject to a full ratchet anti-dilution protection.

(iii)

The Conversion Price of the Series E Preferred Shares, if and to the extent adjusted pursuant to Article 11.3(a)(i), shall be further adjusted such that any adjustment made to the Conversion Price of the Series D-1 Preferred Shares as a result of the full ratchet anti-dilution adjustment under sub-clause (B) of clause (ii) above in respect of the excess of the Original Series C Issue Price over the Reduced Price (but not, for the avoidance of doubt, for the impact of the adjustment under Article 11.3(a)(i) in respect of the excess of the Original Series D-1 Issue Price over the Original Series C Issue Price) shall not adversely affect the anti-dilution protection of the Series E Preferred Shares hereunder. The Company will effect an iterative process intended to accommodate the foregoing anti-dilution protections of the Series D-1 Preferred Shares and the Series E Shares as set forth herein to the greatest possible extent.

(iv)	No adjustments of the Conversion Price for the Preferred Shares shall be made in an amount less than one tenth of one cent (US$0.001) per share.

(v)

In the case of the issuance of New Equity Securities for cash, the consideration shall be deemed to be the amount of cash received therefor after giving effect to any discounts, commissions or other expenses, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(vi)

In the case of the issuance of New Equity Securities for a consideration payable in whole or in part, in securities or property other than cash, the value of such consideration shall be the Fair Market Value of such securities or other property, calculated in accordance with the provisions of Article 10.7 above.

(vii)

In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities (the “Convertible Securities”), the aggregate maximum number of Ordinary Shares deliverable upon exercise of Convertible Securities shall be deemed to have been issued at the time of grant of the Convertible Securities and for a consideration (determined in the manner provided in Articles 11.3(a)(v) and 11.3(a)(vi)), if any, received by the Company upon the issuance of such Convertible Securities plus any additional consideration payable to the Company prior to and/or upon exercise pursuant to the terms of such Convertible Securities (without taking into account potential anti-dilution adjustments) for the shares covered thereby; provided, however, that: (a) if any Convertible Securities, as to which an adjustment to the applicable Conversion Price has been made pursuant to this Article, expire without having been exercised, then the applicable Conversion Price shall be readjusted as if such Convertible Securities had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article) and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed; (b) in addition, if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Convertible Securities; and (c) in the case of any options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such options.

(viii)

For purpose of Article 11.3(a) hereof, the consideration for any New Equity Securities shall be taken into account at the representative rate of exchange for the U.S. dollar equivalent published on the day such New Equity Securities are issued or deemed to be issued pursuant to Article 11.3(a)(vii).

(b)

If the Company shall subdivide or combine its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

(c)

If the Company at any time shall pay a dividend payable in additional shares of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Ordinary Shares (the “Ordinary Shares Equivalents”), then the Conversion Price shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion

Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction (a) the numerator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents (the number of shares issuable with respect to Ordinary Shares Equivalents being determined from time to time in the manner provided for deemed issuances in Article 11.3(a)(vii)) immediately prior to such dividend, and (b) the denominator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents (determined as aforesaid) immediately after such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

11.4

Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article 10 or this Article 11) provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such recapitalization.

11.5	No Fractional Shares and Certificate as to Adjustments

(a)

No fractional shares of Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of shares of Ordinary Shares to be issued shall be rounded up to the nearest whole share.

(b)

Upon the occurrence of each adjustment or readjustment of the Conversion Price of each series of Preferred Shares pursuant to this Article 11, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares, as applicable, a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

11.6

Notice of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least five (5) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

11.7

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes.

11.8

The Company shall pay any and all issue and other taxes (other than income or capital gain taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preferred Shares pursuant hereto. For clarification purposes, the Company shall not be obligated to pay any transfer taxes resulting from any transfer of securities requested by any holder in connection with any such conversion.

12.	RESTRICTIONS ON TRANSFER

No Shareholder may Transfer any Equity Securities of the Company without complying with the terms of these Articles. Any attempted Transfer in violation of these Articles shall be void, made null, and have no force and effect, shall not be honored by the Company and shall not be recorded in the books of the Company.

13.	TRANSFERS OF EQUITY SECURITIES

13.1

Permitted Transferees. Notwithstanding anything to the contrary herein, including the provisions of Articles 14, 15 and 24.1, but subject to Article 13.3 below, any Shareholder may Transfer, with or without consideration, Equity Securities to a Permitted Transferee thereof.

13.2	No Sale by Founders.

(a)

Until the earlier of an IPO or a Merger and Acquisition, no Founder shall Transfer any of its Equity Securities; provided, however, that as of the lapse of twenty-four (24) months from the Series E Closing (the “Drop Date”), each Founder shall be entitled to Transfer up to twelve and a half percent (12.5%) of such Founder’s shareholdings (as of immediately prior to the Series E Closing) in the aggregate; and provided, further, that any such Transfer by a Founder shall be subject to the Rights of First Refusal and Co-Sale Rights as specified in Articles 14 and 15 below. For the avoidance of doubt, the Founders will not be entitled to Transfer shares that are subject to any reverse vesting terms.

(b)

Notwithstanding Article 13.2(a) above, but subject to Article 13.3 below, a Founder may Transfer its Equity Securities to a Permitted Transferee and in connection with an IPO or a Merger and Acquisition. Additionally, Article 13.2(a) above shall not apply to (i) any Equity Securities purchased or acquired by the Founder for consideration after the Series E Closing, and (ii) any secondary sale by the Founders approved by the Board, with the affirmative vote or written consent of the Preferred Directors Majority.

13.3

Any Transfer of Equity Securities in accordance with this Article 13 shall not be effective unless the transferee agrees in writing (i) to remain subject to all of the limitations, restrictions and obligations which apply to such Equity Securities under these Articles, as amended from time to time or the then-current Articles of Association of the Company (including, in the case that the transferor is a Founder, all limitations, restrictions and obligations applicable to such Founder), and (ii) not to make any further Transfers of such Equity Securities except in conformity with such documents.

14.	RIGHT OF FIRST REFUSAL

14.1

At any time prior to the closing of an IPO, if any Shareholder proposes to Transfer any shares of the Company, then such Shareholder (a “Selling Shareholder”) shall give the Company and each other Shareholder holding at least three percent (3%) of the Company’s issued and outstanding share capital on a fully diluted, as converted basis (each, a “Major Holder”), a written notice of its intention to effect such Transfer (the “Transfer Notice”), which shall contain (i) a description of such securities to be transferred (the “Offered Shares”), (ii) the prospective purchaser(s), and (iii) the price at which the Selling Shareholder proposes to Transfer the Offered Share (which shall be stated in cash, and the requested terms of payment thereof) and other material terms. The Transfer Notice shall constitute an irrevocable offer made by the Selling Shareholder to sell to such Major Holder the Offered Shares on the terms specified in the Transfer Notice and as described below. Notwithstanding the foregoing, if the prospective purchaser is another Shareholder, then such Shareholder shall not be included in the definition of “Major Holder”.

14.2

The Major Holders shall have an option for a period of fourteen (14) days from the Major Holder’s receipt of the Transfer Notice, to elect to purchase all, but not less than all, of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Major Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares (including all or part of its pro rata share, as the case may be, of the Offered Shares not purchased by the other Major Holders), by notifying the Selling Shareholder and the Company in writing, before expiration of the fourteen (14) day period, as to the number of such shares which it wishes to purchase (the “Purchase Notice”). To the extent that one or more of the Major Holders elects to purchase any of the Offered Shares in accordance with the foregoing provisions, and the total number of shares subscribed for by such Major Holders is equal to or exceeds the number of Offered Shares, then each of the Major Holders shall be entitled to purchase an amount of Offered Shares equal to the lesser of: (i) the amount of Offered Shares such Major Holder elected to purchase under the Purchase Notice; and (ii) such Major Holder’s pro rata share of the Offered Shares which shall be equal to the total number of Offered Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares issued or issuable upon conversion of Preferred Shares held by such Major Holder on the date of the Transfer Notice and the denominator of which shall be the total number of shares of Ordinary Shares issued or issuable upon conversion of the shares held by all Major Holders on the date of the Transfer Notice. In case of over-subscription by the Major Holders, any remaining Offered Shares not allocated pursuant to the immediately preceding sentence shall be allocated among the Major Holders who elected to purchase Offered Shares not purchased by the other Major Holders in accordance with the forgoing formula, until all the Offered Shares have been allocated. Any Major Holder who will not reply to the Offer within the said fourteen (14) day period shall be deemed to have irrevocably waived his right to purchase the Offered Shares in accordance with this Article 14.

Each Major Holder shall be entitled to apportion Offered Shares to be Transferred under this Article 14 among its Permitted Transferees in such proportion as it deems appropriate.

14.3

In the event that the Major Holders have exercised their right of first refusal pursuant to Article 14.2 above as to all of the Offered Shares, each Major Holder, who gave the Selling Shareholder a Purchase Notice pursuant to Article 14.2 above, shall pay for the Offered Shares by check or wire transfer to a bank account to be designated by the Selling Shareholder, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Major Holders’ receipt of the Transfer Notice.

14.4

Subject to the Co-Sale Rights provided in Article 15 below, in the event that not all of the Offered Shares have been elected to be purchased by the Major Holders pursuant to the provisions of this Article 14, the Selling Shareholder shall have ninety (90) days following the expiration of the fourteen (14) day period specified in Article 14.2 above to Transfer to the prospective purchaser identified in the Transfer Notice all (or, solely for the purpose of complying with the Co-Sale Rights under Article 15 below, part) of the Offered Shares, at the price no less than the price set forth in the Transfer Notice and upon the terms no more favorable to the prospective purchaser than those specified in the Transfer Notice. In the event that the Selling Shareholder has not Transferred the Offered Shares within said ninety (90) days, such Selling Shareholder shall not thereafter sell any of the Offered Shares without first offering them in the manner provided above in this Article 14 and in Article 15 below.

14.5	Notwithstanding the provisions of this Article 14, any Shareholder may sell or otherwise assign, with or without consideration, Equity Securities to a Permitted Transferee thereof.

14.6	The right of first refusal provided in this Article 14 shall terminate upon, and shall not be applicable to, an IPO.

14.7

The provisions of this Article 14 will not apply to (i) a sale of all or substantially all of the shares of the Company, and (ii) any secondary sale by the Founders approved by the Board, with the affirmative vote or written consent of the Preferred Directors Majority.

15.	CO-SALE RIGHTS

15.1

At any time prior to the closing of an IPO, each Major Holder (which for the purpose of this Article 15 shall be deemed as excluding the Founders from the definition of a “Major Holder”) shall have the Co-Sale rights provided in this Article 15, with respect to Transfer of any of the Company’s shares by any Founder, other than in the event of a Transfer to a Permitted Transferee, subject to Article 13.3. For the purposes of this Article 15, the term “Selling Shareholder” shall refer only to a Selling Shareholder who is a Founder.

15.2

In the event that the Major Holders have not exercised their Rights of First Refusal pursuant to Article 14 above as to all of the Offered Shares, then each of the Major Holders which notifies the Selling Shareholder in writing within the fourteen (14) day period under Article 14.2 that it wishes to join the Selling Shareholder and participate in such Transfer of the Offered Shares (a “Co-Sale Holder”), shall have the right to participate in such Transfer of the Offered Shares on the same terms and conditions as specified in the Transfer Notice. Such Co-Sale Holder’s notice to the Selling Shareholder shall indicate the number of shares of Offered Shares the Co-Sale Holder wishes to Transfer under its right to participate. To the extent one or more of the Co-Sale Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of the Offered Shares that the Selling Shareholder may Transfer to a third party shall be correspondingly reduced.

15.3

Each Co-Sale Holder may Transfer all or any part of that number of Offered Shares equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by the Co-Sale Holder on the date of the Transfer Notice, and the denominator of which is (a) the total number of Ordinary Shares held by the Selling Shareholder on the date of the Transfer Notice (assuming full conversion of all convertible securities), plus (b) the total number of shares of Ordinary Shares outstanding, issued or issuable upon conversion of the Preferred Shares held by all of the Co-Sale Holders.

Each Co-Sale Holder shall be entitled to apportion Offered Shares to be Transferred under this Article 15 among its Permitted Transferees in such proportion as it deems appropriate.

15.4

Each Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for Transfer, which represent:

(a)	the type and number of shares of Equity Securities which such Co-Sale Holder elects to Transfer; or

(b)

that number of shares of Equity Securities which are at such time convertible into the number of Ordinary Shares which such Co-Sale Holder elects to Transfer; provided, however, that if the prospective purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Co-Sale Holder shall convert such Equity Securities into Ordinary Shares and deliver Ordinary Shares as provided in this Article 15. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the prospective purchaser and contingent on such Transfer.

15.5

The share certificate or certificates that the Co-Sale Holder delivers to the Selling Shareholder pursuant to Article 15.4 shall be transferred to the prospective purchaser in consummation of the Transfer of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such Transfer. To the extent that the prospective purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Holder exercising its Co-Sale Rights hereunder, the Selling Shareholder shall not Transfer to such prospective purchaser any Equity Securities unless and until, simultaneously with such Transfer, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Holder for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

15.6

To the extent that the Co-Sale Holders have not exercised their rights to participate in the Transfer of the Offered Shares within the time periods specified in this Article 15, the Selling Shareholder, shall have a period of ninety (90) days from the expiration of such rights in which to Transfer the Offered Shares, if any, to the prospective purchaser identified in the Transfer Notice, upon terms and conditions (including the purchase price) no more favorable to the prospective purchaser than those specified in the Transfer Notice. In the event the Selling Shareholder does not consummate the Transfer of the Offered Shares, if any, within said ninety (90) day period, the Major Holders’ right of first refusal and Co-Sale Holders’ right of co-sale shall continue to be applicable to any subsequent Transfer of the Offered Shares by such Selling Shareholder until such rights lapse in accordance with these Articles. Furthermore, the exercise or non-exercise of the rights of the Major Holders under Article 14 to purchase Equity Securities from the Selling Shareholder or the exercise or non-exercise of the rights of the Co-Sale Holders to participate in sales of Equity Securities by the Selling Shareholder shall not adversely affect their rights, in future Transfers by the Selling Shareholder, to make subsequent purchases from the Selling Shareholder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Shareholder.

15.7	Notwithstanding the provisions of this Article 15, any Shareholder may sell or otherwise assign, with or without consideration, Equity Securities to a Permitted Transferee thereof.

15.8	The provisions of this Article will not apply to any secondary sale by the Founders approved by the Board, with the affirmative vote or written consent of the Preferred Directors Majority.

15.9	Prohibited Transfer.

(a)

In the event any of the Shareholders (a “Transferor”) should Transfer any Equity Securities in contravention of the Co-Sale Rights under this Article 15 and/or the Rights of First Refusal under Article 14 above (a “Prohibited Transfer”), the Major Holders or Co-Sale Holders (as applicable), in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferors shall be bound by the applicable provisions of such option.

(b)

In the event of a Prohibited Transfer, each Major Holder or Co-Sale Holder (as applicable) shall have the right to Transfer to such Transferor the type and number of Equity Securities equal to the number of shares each Major Holder or Co-Sale Holder (as applicable) would have been entitled to Transfer to the prospective purchaser under Articles 14 and 15 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such Transfer shall be made on the following terms and conditions:

(i)

The price per share at which the Equity Securities are to be Transferred to such Transferor shall be equal to the price per share paid by the prospective purchaser to such Transferor in the Prohibited Transfer. Such Transferor shall also reimburse each Major Holder or Co-Sale Holder (as applicable) for any and all fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Holder’s or Co-Sale Holder’s (as applicable) rights under Articles 14 and 15.

(ii)	Within ninety (90) days after the later of the dates on which the Major Holder or Co-Sale Holder (as applicable) (A) received notice of the Prohibited Transfer, or (B)

otherwise become aware of the Prohibited Transfer, each Major Holder or Co-Sale Holder (as applicable) shall, if exercising the option created hereby, deliver to the Transferor the certificate or certificates representing shares to be Transferred, each certificate to be properly endorsed for transfer.

(iii)

The Transferor shall, upon receipt of the certificate or certificates for the shares to be Transferred by a Major Holder or Co-Sale Holder (as applicable) pursuant to this Article 15.9, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 15.8(b)(i), in cash or by other means acceptable to the Major Holder or Co-Sale Holder (as applicable).

(iv)

Notwithstanding the foregoing, any attempt by a Shareholder to Transfer Equity Securities in violation of Articles 14 or 15 hereof shall be void and the Company agrees it will not effect such a Transfer, nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of the Special Majority; provided, however, that in the event that the transferor is a Preferred Shareholder who is then entitled to designate a Preferred Director pursuant to Article 39.1, then, for the purposes of calculating the required majority under the definition of “Special Majority”, such transferor shall be disregarded (for illustration purposes only, if four Preferred Shareholders are entitled to appoint a Preferred Director pursuant to Article 39.1 and one of them is a transferor, then any two out of the three Preferred Shareholders who are not the transferor shall constitute the Special Majority).

15A.	VOTING RIGHTS

Subject to Article 2.4, the holder of each Preferred Share shall have the right to one vote for each share of Ordinary Shares into which such Preferred Share could then be converted (as provided in Article 11), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with these Articles. Without derogating from this Article 15A, to the maximum extent permitted under applicable law, except with respect to votes concerning any of the matters which according to these Articles and/or any applicable law explicitly require a separate vote by the holders of Preferred Shares (including class votes in the event of an adverse change to such class’ rights or privileges), holders of Preferred Shares shall vote together with holders of Ordinary Shares as one class, on an as converted basis, with respect to any matter upon which holders of Ordinary Shares have the right to vote.

16.	RESTRICTIVE PROVISIONS

16.1

Until the occurrence of an IPO, the Company covenants that it shall not and shall ensure that no subsidiary of the Company shall, without the consent of a Special Majority, do any of the following or cause any subsidiary to carry out any such actions: (i) material changes in the nature of the Company’s business; (ii) any Merger and Acquisition; (iii) the voluntary liquidation or dissolution of the Company or the cessation of a substantial part of the Company’s business; (iv) amendment to the Company’s Articles in a manner that adversely affects the rights of the Preferred Shares (provided that: (I) an amendment to the Company’s Articles in a manner that adversely affects the rights of the Series E Preferred Shares shall require the consent of holders of the majority of the Series E Preferred Shares; (II) an amendment to the Company’s Articles in a manner that adversely affects the rights of the Series D-1 Preferred Shares shall require the consent of holders of a majority of the Series D-1 Preferred Shares; (III) an amendment to the Company’s Articles in a manner that adversely affects the rights of the Series C Preferred Shares shall require the consent of holders of at least 65% of the Series C Preferred Shares; (IV) an amendment to the Company’s Articles in a manner that adversely affects the rights of the Series B-1 Preferred Shares or Series B-2 Preferred Shares shall require the consent of holders of a majority of the Series B-1 Preferred Shares and Series B-2 Preferred Shares (voting together as a single class), and (V) an amendment to the Company’s Articles in a manner that adversely affects the rights of the Series A Preferred Shares or Series A-1 Preferred Shares shall require the consent of the Preferred A Majority; it being expressly agreed that neither (x) the mere creation, authorization or issuance of New Equity Securities (different or senior) nor (y) an automatic conversion pursuant to Article 11.1(b), in each case in and of itself, shall be deemed an action otherwise requiring consent under this subsection); (v) related-party transaction(s); (vi) increase or decrease in the size of the Board (i.e., below or above seven); (vii) an increase in the number of shares in the Company’s ESOP pool; and (viii) any amendments to this Article 16 (Restrictive Provisions) and/or Articles 13 (Transfer of Equity Securities), 14 (Right of First Refusal), 15 (Co-Sale Rights), 15A (Voting Rights), 18 (Preemptive Rights), and/or 19 (Bring Along).

16.2	Notwithstanding anything to the contrary in these Articles:

(a)

The consent of the Preferred Directors Majority shall be required, as long as the holders of Preferred Shares hold at least 10% of the issued and outstanding share capital of the Company on an as converted basis, for any of the following matters: (i) the declaration or payment of any dividend or other distribution of cash, assets or shares; (ii) the creation of any pledge or security interest in any material asset of the Company, (iii) the hiring or firing of the Company’s CEO and CFO; (iv) the creation of or investment in any subsidiary not wholly-owned by Company, provided that this subsection (iv) shall not apply for the creation of any subsidiary that is not wholly-owned by the Company as a result of local regulations that require a certain holding of shares of a local person or entity; (v) any acquisition or investment not at market value or otherwise providing for consideration in excess of the higher of (a) US$10 million, and (b) an amount equal to 15% of the value of the assets on the then most recent audited consolidated balance sheet of the Company; (vi) any divestiture of assets not at market value or otherwise providing for consideration in excess of the higher of (a) US$10 million, and (b) an amount equal to 15% of the value of the assets on the then most recent audited consolidated balance sheet of the Company; and (vii) any incurrence of indebtedness not in the ordinary course of business or otherwise in an amount in excess of the higher of (a) US$10 million, and (b) an amount equal to 15% of the value of the assets on the then most recent audited consolidated balance sheet of the Company.

(b)

(i) The affirmative vote or written consent of the Preferred E Majority shall be required for the approval of: (A) any reclassification of securities junior or pari passu to Series E Preferred Shares to render them pari passu or senior, respectively, to the Series E Preferred Shares; and (B) any Liquidation Event or Deemed Liquidation (including, without limitation, any Bring Along Sale) in which the proceeds received at closing per each Series E Preferred Share (whether pursuant to Article 10 hereof or otherwise), are (x) if such event it occurs within three (3) years after the Series E Closing, less than one and five tenths times (1.50x) the Original Series E Issue Price, and (y) if such event occurs after the lapse of three (3) years after the Series E Closing, less than one and three tenths times (1.30x) the Original Series E Issue Price; and (ii) the affirmative vote or written consent of holders of a majority of the Series D-1 Preferred Shares shall be required for the approval of any Liquidation Event or Deemed Liquidation (including, without limitation, any Bring Along Sale) in which the proceeds received at closing per each Series D-1 Preferred Share (whether pursuant to Article 10 hereof or otherwise), are less than two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price.

(c)

The consent of holders of a majority of the Series D-1 Preferred Shares shall be required for the authorization and issuance of any New Equity Securities (for purposes of this Article 16.2(c), the definition of “New Equity Securities” set forth in Article 2.3 shall exclude the exceptions set forth in sub-clauses (v) and (vii) thereof) which seeks to amend or does not fully implement, or in any way seeks to avoid, dilute, or otherwise impair, the effect of the special liquidation right of holders of the Series D-1 Preferred Shares pursuant to Article 10.2(e); provided that nothing herein shall be deemed to override the seniority attached to Post-D Shares, including, for the avoidance of doubt, the Series E Preferred Shares. For the avoidance of doubt, the mere issuance of a new series of Preferred Shares with liquidation preference senior to the liquidation preferences of the Series D-1 Preferred Shares, shall not, in and of itself, be deemed to seek to amend, not fully implement or seek to avoid, dilute, or otherwise impair, the effect of the special liquidation right of holders of the Series D-1 Preferred Shares pursuant to Article 10.2(e).

16.3

Notwithstanding anything to the contrary in these Articles, no provision herein requiring the affirmative vote or written consent of the Super Majority may be amended without the affirmative vote or written consent of the Super Majority.

17.	ALLOTMENT OF SHARES

Subject to the provisions of Article 16 above and Article 18 below, the unissued shares of the Company shall be under the control of the Board, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including, inter alia, terms relating to calls as set forth in Article 26.2 hereof), and either at par or at a premium, or, subject to the provisions of the Law, at a discount, and at such times, as the Board may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem fit.

18.	PREEMPTIVE RIGHTS

18.1

Until an IPO, in case the Company proposes to issue or sell any New Equity Securities, the Company shall, before such issuance, offer to each of the Shareholders holding at least three percent (3%) of the Company’s issued and outstanding share capital (on an as converted basis) (each, an “Entitled Shareholder”) the right to purchase such offered New Equity Securities in accordance with the provisions of this Article 18.

18.2

In the event the Company proposes to undertake an issuance of New Equity Securities, it shall give each Entitled Shareholder written notice (the “Notice”) stating (i) its bona fide intention to offer such New Equity Securities, (ii) describing the number and type of the New Equity Securities to be offered, and (iii) their price and the general terms upon which the Company proposes to issue same.

18.3

By written notification received by the Company within ten (10) calendar days after receipt of the Notice, the Entitled Shareholder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Equity Securities that is equal to the proportion that the number of shares of Ordinary Shares issued and held, or issuable upon conversion of the Preferred Shares then held by such Entitled Shareholder bears to the total number of shares of Ordinary Shares of the Company then held by all Entitled Shareholders (on an as converted as exercised basis) (a “Fully-Exercising Entitled Shareholder”). Any Entitled Shareholder who does not reply to the Notice within the said ten (10) day period shall be deemed to have irrevocably waived its right to purchase the offered New Equity Securities in accordance with this Article 18. Each Fully-Exercising Entitled Shareholder shall also have a right of over-allotment (unless such right is waived by the affirmative vote or written consent of the Special Majority) such that the Company shall promptly, in writing, inform each Fully-Exercising Entitled Shareholder of any other Entitled Shareholder’s failure to exercise its right hereunder to purchase the offered New Equity Securities. During a five (5) day period commencing after such notice is given by the Company to such Fully-Exercising Entitled Shareholder, such Fully-Exercising Entitled Shareholder may elect to purchase all or any portion of the New Equity Securities for which Entitled Shareholders were entitled to subscribe but which were not subscribed for by the Entitled Shareholders, and if Fully-Exercising Entitled Shareholders indicate their election to purchase in the aggregate more than the available amount of New Equity Securities, then the available New Equity Securities will be allocated in proportion to the relative number of Ordinary Shares issued and held, or issuable upon conversion of Preferred Shares then held, by such Fully-Exercising Entitled Shareholders.

18.4

If not all New Equity Securities that Entitled Shareholders are entitled to purchase pursuant to Article 18.3 are elected to be purchased as provided in Article 18.3 above, the Company may, during a period of ninety (90) days following the expiration of the ten (10) day period provided in Article 18.3 above, offer the remaining unsubscribed portion of such New Equity Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Equity Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Equity Securities shall not be offered unless first reoffered to the Entitled Shareholders in accordance herewith.

18.5	It is hereby clarified that the right of pre-emption in this Article 18 shall not be applicable to securities other than New Equity Securities.

18.6	Each Entitled Shareholder shall be entitled to apportion the pre-emptive right hereby granted it under this Article 18 among its Permitted Transferees in such proportion as it deems appropriate.

18.7	The provisions of Section 290 of the Law will not apply to the Company.

19.	BRING-ALONG

19.1

Subject to Articles 15A and 16 above, prior to an IPO, in the event that any person or entity (including, without limitation, any Shareholder) makes an offer to purchase: (i) all of the issued and outstanding shares of the Company held by Shareholders holding at least 60% of the Company’s issued and outstanding share capital on an as converted basis, and such offer is conditioned upon the sale of all remaining shares of the Company to such party, or (ii) all or substantially all of the Company’s assets (each of (i) and (ii), a “Bring Along Sale”), and Shareholders holding at least 60% of the Company’s issued and outstanding share capital on an as converted basis, indicate in writing their acceptance, or support, of such offer (as applicable) (the “Accepting Shareholders”) (and provided that (i) if upon the consummation of the Bring Along Sale, the holders of Series E Preferred Shares would receive, (A) if the Bring Along Sale occurs within three (3) years after the Series E Closing, less than one and five tenths times (1.50x) the Original Series E Issue Price, or (B) if the Bring Along Sale occurs after the lapse of three (3) years after the Series E Closing, less than one and three tenths times (1.30x) the Original Series E Issue Price, then the Accepting Shareholders group must include holders of the majority the Series E Preferred Shares; and (ii) if upon the consummation of the Bring Along Sale, the holders of Series D-1 Preferred Shares would receive less than two and twenty-five one-hundredths times (2.25x) the Original Series D-1 Issue Price, then the Accepting Shareholders group must include Shareholders holding a majority of the Series Preferred D-1 Shares on an as converted basis), then at the closing of such offer to purchase of all the issued and outstanding share capital of the Company or all or substantially all of the Company’s assets, all of the Shareholders of the Company (including the holders of remaining shares who have not indicated their acceptance of the offer (the “Remaining Shareholders”)) will, if applicable, Transfer such shares to such person or entity, and, if applicable, at every meeting of the shareholders of the Company called with respect to any of the foregoing, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the foregoing (a) vote in favor of such Bring Along Sale, and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Bring Along Sale) between the Company and any person or entity other than the party or parties to the Bring Along Sale or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Bring Along Sale or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled; provided, however, that the proceeds received in such Bring Along Sale shall be distributed in accordance with the provisions of Article 10 above (i.e., in accordance with the liquidation preference rights pursuant to these Articles).

19.2

The aforesaid 60% shareholding requirement is hereby determined also for the purposes of Sections 341 and 350 of the Law, and the procedure set forth in Section 341 of the Law regarding the method by which shareholders who do not sign all related documentation shall be forced to sell their securities shall apply. It is hereby clarified that, if the Bring Along Sale is structured as a sale of shares, to the extent permitted by applicable law, the provisions of applicable law (including, in particular but without limitation, Section 341 of the Law) to the contrary notwithstanding: (i) the price and other terms and conditions of a Bring Along Sale shall be considered to apply equally as to all Shareholders, if the application of such price and all such other terms and conditions to the respective shares of the Company held by each Shareholder is made based upon and in accordance with the respective rights, preferences and privileges applicable to such shares under these Articles (e.g., if each such share receives the respective portion of the proceeds of such proposed Bring Along Sale as determined pursuant to the provisions of Article 10); and (ii) any bonus, retention payment, monetary incentive, management compensation and/or any similar payment or arrangement, payable or offered in connection with the Bring Along Sale by either the Company or by the purchaser in the Bring Along Sale to any Shareholder separately from any payment or distribution to which such Shareholder is entitled by virtue of his ownership of shares in the Company, shall not be deemed contrary to the provisions of Section 341 of the Law and Shareholders not receiving any such separate payment shall not be deemed, for purposes of Section 341 of the Law, to be treated unequally compared to any Shareholders receiving such payment.

19.3

In the event that the Bring Along Sale is structured as a sale of shares and not all of the Shareholders have Transferred their shares to the offeror in accordance with the foregoing Bring Along Sale, then the Bring Along Sale shall be conducted in the manner prescribed in Article 19.7 below, including any requirement for notices to be provided to the Shareholders by the offeror and the notice periods provided thereby, deposit of funds with the Company for payment to any Remaining Shareholders, and the Company’s obligation to register the shares of the Remaining Shareholders in the name of the offeror. Each seller of share capital or other securities of the Company in such Bring Along Sale (a) shall be subject to the same terms and conditions of sale and any related terms and conditions and (b) shall execute such documents and take such actions as may be reasonably required by the majority of the Accepting Shareholders and the Company.

19.4

Subject to Article 19.1, the provisions of this Article 19 shall apply regardless of the form of consideration received in the Bring Along Sale, and notwithstanding anything to the contrary herein, no Shareholder shall be required to take any action in connection with any Bring Along Sale unless: (i) upon the consummation of the Bring Along Sale, each holder of any class or series of securities of the Company shall receive the same form of consideration and the same amount of consideration per security as every other holder of such class or series; (ii) if any holders of any class or series of securities of the Company are given an option as to the form and amount of consideration to be received, each other holder of such class or series shall be given the same option; (iii) any non-cash consideration received by a class or series of securities pursuant to the terms of the Bring Along Sale shall be allocated among the transferors of such class or series of securities pro rata based upon each transferor’s percentage ownership of such class or series of securities sold in the Bring Along Sale; (iv) such Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other person or entity in connection with the Bring Along Sale other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders); (v) the liability for indemnification, if any, of any Shareholder in the Bring Along Sale and for the inaccuracy of any representations and warranties made by the Company in connection therewith, shall be several and not joint with any other person or entity (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders) and shall be pro rata in proportion to the amount of consideration paid to such Shareholder and in no event exceed an amount equal to the amount of consideration actually paid to such Shareholder in connection with such Bring Along Sale, except with respect to claims related to fraud by such Shareholder; (vi) such Shareholder is not required to be bound by any non-competition, non-solicitation, or other similar restrictive covenants, or any other term that purports to bind any Affiliate of any such Shareholder, in connection with the Bring Along Sale; (vii) such Shareholder is not required to provide a release of claims or other rights (other than a release of claims or other customary rights directly relating to such Shareholder’s equity interests in the Company, but excluding, in any case, any rights relating to any commercial arrangements between such Shareholder and the Company); (viii) such Shareholder is not and will not be individually responsible for any brokerage, finder’s or other fee or commission on behalf of the Company relating to the Bring Along Sale (it being clarified that nothing herein shall limit the finder’s fee or such other fee from reducing the total purchase price of the transaction); (ix) such Shareholder is not required to be bound by any non-competition, non-solicitation, or other similar restrictive covenants, or any other term that purports to bind any Affiliate of any such Shareholder, in connection with the Bring Along Sale; (x) such Shareholder is not required to terminate, extend, amend, or otherwise modify any commercial agreement or other relationship with the Company, the offeror, or any of their respective Affiliates, in connection with the Bring Along Sale, except that such Shareholder may be required to agree to terminate the investment-related documents between or among such Shareholder, the Company and/or other Shareholders; and (xi) such Shareholder shall not be obligated to make any out of pocket expenditure prior to the consummation of the Bring Along Sale, or to pay any expenses incurred in connection with a consummated Bring Along Sale, except indirectly to the extent such costs are incurred for the benefit of all of the Shareholders and are paid by the Company or the acquiring party (for clarification, costs incurred by or on behalf of a Shareholder for its sole benefit will not be considered costs of the transaction hereunder). The proceeds received from any Bring Along Sale shall be distributed among the Shareholders in accordance with the liquidation preference provisions as provided in Article 10 above.

19.5

With respect to a Bring Along Sale structured as a sale of shares, each Remaining Shareholder shall deliver for transfer to the Company one or more certificates, properly endorsed for transfer in form satisfactory to the Accepting Shareholders and the Company, which represent all of the share capital and other securities of the Company held by such Remaining Shareholder, duly executed. In the event that a Shareholder is required and fails to surrender its share certificate in connection with the consummation of the Bring Along Sale, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the person making the offer for the Bring Along Sale, and the Board shall be authorized to empower any two of its members to sign any document or take any such action on behalf of such Shareholders as well as to establish an escrow account, for the benefit of the shareholder, into which the consideration for such shares represented by the cancelled share certificate shall be deposited and to appoint a trustee to administer such account.

19.6

In connection with a Bring Along Sale structured as a sale of shares, each participating Shareholder may only be required to make reasonable and customary representations and warranties regarding the securities of the Company that such Shareholder transfers in such sale, relating to such Shareholder’s ownership of and authority to transfer such securities, the absence of any liens or other encumbrances on such securities, and the compliance of such transfer with the federal and other applicable securities laws and all other applicable laws and regulations.

19.7

In connection with a Bring Along Sale structured as a sale of shares, to the extent permitted by the Law, and in the event the Remaining Shareholders shall fail to comply with the provisions of this Article 19, if the Company shall receive a notice from the offeror, accompanied with the consideration to be paid to the applicable Remaining Shareholders (in the same form of consideration and the same amount of consideration per share as such Remaining Shareholder shall be entitled to receive in accordance with the provisions of these Articles), the Company shall, immediately upon the lapse of thirty (30) days period commencing on the date on which the Remaining Shareholders were notified regarding the Bring Along Sale, register the shares underlying the Bring Along Notice in the name of the offeror, provided that the Company has not received any notice from the Remaining Shareholders that such Remaining Shareholders have instituted proceedings to prevent the sale of their shares.

19.8

Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, but subject, however, to Article 16 hereof, the approval of a Bring Along Sale, or any transaction consummated pursuant to Section 341 of the Law, as the case may be, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.

20.	REGISTERED HOLDER

20.1

If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing notices, the one registered first in the Register of Shareholders, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

20.2

In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

21.	SHARE CERTIFICATE

21.1

A Shareholder shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such Shareholder, their class and serial numbering. However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to the person first named in the Register of Shareholders in respect to such co-ownership shall be deemed to be a delivery to all of the joint holders.

21.2	Each certificate shall carry the signature of a Director or of any other persons appointed by the Board for this purpose and the printed name, rubber stamp or seal of the Company.

21.3	Each existing or replacement certificate for shares now owned or hereafter acquired by any Shareholder, shall bear the following legend upon its face:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW OF ANOTHER JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR OTHER EXEMPTIONS UNDER APPLICABLE LAW.”

(ii) “THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE ARTICLES OF ASSOCIATION OF THE COMPANY, AS AMENDED FROM TIME TO TIME. COPIES OF SUCH ARTICLES MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

21.4	If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board may deem fit.

22.	MODIFICATIONS OF SHARE RIGHTS

22.1

Subject to Article 16 above, the Company may change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes (collectively, a “Change in Rights or Obligations”), after receipt of the consent in writing of the majority of the holders of the issued shares of that class (or, if the Change in Rights or Obligations was effected to more than one class, the majority of the issued shares of each effected class), or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class (or classes) as referred to in Article 30.1 herein. To every such separate meeting, the provisions of these Articles relating to General Meetings (as defined in Article 30.2) shall apply, mutatis mutandis, provided, however, that the requisite quorum at any such separate meeting shall be one or more Shareholders present in person or proxy and holding shares conferring in the aggregate a majority of the issued shares of such class and subject to the provisions of Article 16.

22.2

For avoidance of doubt, subject to Article 16 above, (i) the issuance of additional securities whether or not such additional securities grant to the holders of such securities preferences and/or rights superior to those of the specific class of shares; (ii) the enlargement of an existing class of shares; or (iii) the issuance of additional shares thereof; shall not require the aforementioned consent of any specific class, nor the aforementioned sanction of a resolution.

22.3

Any resolution required to be adopted pursuant to these Articles by a separate class meeting shall be voted upon and adopted by the holders of shares of such class entitled to vote thereon and no holder of shares of a certain class shall be banned from participating and voting in a separate class meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. Subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

23.	PLEDGE, LIEN

23.1

Except to the extent that the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of any Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for its debts, liabilities and obligations to the Company arising from any amount due by such Shareholder in respect of any unpaid or partly paid share, whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity that shall frustrate this pledge, however the Board may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this Article.

23.2

The Company may sell, in such manner and at such time as the Board thinks fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a fourteen (14) days advance written request has been furnished to the Shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Board’s desire to sell the shares in the event of non-fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within fourteen (14) days after the notice had been sent to him.

23.3

The net proceeds of such sale shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment, and the remainder (if there shall be any), after deducting all the Company’s expenses related to such sale, shall be paid to the Shareholder or to the person who has acquired a right in the share sold pursuant to the above. The Shareholder or the person who has acquired a right in the share sold pursuant to the above shall reimburse the Company for any expenses incurred by the Company as a result of such sale, including reasonable legal fees, and such amount shall continue to accrue interest until it is paid to the Company.

23.4

After execution of a sale as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer’s name in the Register of Shareholders as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the Register of Shareholders with respect to those shares.

24.	TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

24.1

Any Transfer of shares by a Shareholder shall require the prior approval of the Board, which approval shall not be unreasonably withheld or delayed, and any Transfer without such prior approval shall be null and void; provided, however, that no approval of the Board shall be required with respect to any Transfer of Equity Securities by a Shareholder to any of such Shareholder’s Permitted Transferees.

24.2

The Board shall not approve the registration of any transfer of shares in case of non-compliance with the provisions of these Articles in respect thereof. The Board may also refuse to register any instrument or transfer of shares (except for transfer pursuant to Article 19 above) if it does not comply with any of the following:

(a)

it is duly stamped or executed, is lodged at the Office or at such other place as the Board may appoint and is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require to show the rights of the transferor to make the transfer; and

(b)

the transferee submitted to the Board, a written notice in which such transferee takes upon itself, all of the rights, obligations and duties set forth in these Articles and any other obligation intended to be applicable as of the transfer date.

If the Board shall make use of its powers in accordance with this Article 24.2 and refuse to register a transfer of shares, the Board must inform the transferee of its refusal, within thirty (30) days of the day the deed of transfer had been furnished to the Company.

24.3

Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the Board from time to time (“Deed of Share Transfer”), such form shall be delivered to the Office together with the transferred share certificates and any other proof the Board shall require, if they shall so require, in order to prove the title of the transferor.

Deed of Transfer of Shares

I, ____________, of _____________, in consideration of the sum of NIS ______ paid to me by _____________, of __________________ (the “transferee”), do hereby transfer to the said transferee ______ share (or shares) having par value of NIS _________ each one numbered ____ until ___ inclusive in _________________, to hold onto the said transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to take the said share (or shares) subject to the conditions aforesaid.

As witness we have hereunto set our hands the ____ day of ______ 20__.

Transferee	Transferor

24.4

The Deed of Share Transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Register of Shareholders in respect thereof.

24.5	It shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Board from time to time.

24.6

The Register of Shareholders may be closed at such dates and for such other periods as determined by the Board from time to time, upon the condition that the Register of Shareholders shall not be closed for more than thirty (30) days every year.

24.7

Upon the death of a Shareholder, the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

24.8

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right, either to be registered as a Shareholder in respect of the share upon the consent of the Board (who have the right to refuse pursuant to Article 24.2) or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

24.9

A person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a Shareholder, until he has been accepted by the Board as a Shareholder with respect to that share.

25.	[RESERVED]

26.	CALLS

26.1

A Shareholder shall not be entitled to receive dividends nor to use any right a Shareholder has, unless such Shareholder has paid all the calls that shall be made from time to time, with respect of money unpaid on all of such Shareholder’s shares, whether such Shareholder is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

26.2

The Board may, subject to the provisions of these Articles, make calls upon the Shareholders from time to time in respect of any moneys unpaid on their shares, as the Board shall determine proper, upon the condition that there shall be given prior notice of fourteen (14) days on every call and each Shareholder shall be obligated to pay the total amount requested from such Shareholder, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Board.

26.3	The calls for payment shall be deemed to be requested from the date the Board has decided upon the calls for payment.

26.4	The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

26.5

If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials (the “Interest”) upon the amount of the call or the payments on account, as determined by the Board commencing from the day appointed for the payment thereof to the time of actual payment, but the Board shall be at liberty to waive payment of that Interest, wholly or in part.

26.6

Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these Articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the Articles herein dealing with payment of Interest, expenses, forfeiture, pledge and the like and all the other articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

26.7	The Board may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of Interest.

26.8

The Board may, if it thinks fit, receive from any Shareholder willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance.

27.	FORFEITURE OF SHARES

27.1

If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any Interest which may have accrued and any expenses that were incurred as a result of such non-payment, including reasonable legal fees.

27.2

The notice shall name a further day, not earlier than the expiration of seven (7) days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with Interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

27.3

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

27.4

A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

27.5

A Shareholder whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies, which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares.

27.6

The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Law imposes upon former Shareholders.

27.7

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

28.	MODIFICATION OF CAPITAL

Subject to the provisions of Article 16 and to the Law and any other applicable law, the Company may, from time to time, by a resolution of its Shareholders:

28.1	Consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

28.2	Cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled;

28.3	By subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller nominal value than is fixed in Article 6 above;

28.4	Reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct under the Law; and

28.5	Issue redeemable shares and redeem the same.

29.	INCREASE OF SHARE CAPITAL

29.1

Subject to the provisions of Article 16, the Company may decide, from time to time, by a Shareholder’s resolution, to increase its share capital - whether or not all its shares have been issued, or whether the shares issued have been paid in full - by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

29.2

Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

SHAREHOLDERS MEETINGS

30.	GENERAL MEETINGS

30.1

The Board, whenever it thinks fit, may convene a special general meeting of the Company’s Shareholders within or outside the State of Israel. A Meeting (as defined below) may also be called by any single Director or by any Shareholder or Shareholders holding together more than 9% of the outstanding share capital of the Company or more than 9% of the voting power in the Company (on an as converted basis). In the event the Meeting is called by a Director or Shareholder(s), the request shall be made to the Board, in a written notice which shall be sent to the Company’s Office, specifying the matters to be discussed at such a Meeting, and the Board shall convene the Meeting as provided for in Section 63 of the Law. If the Board does not convene a Meeting within 21 days from the date of the submission of the request as aforesaid, the callers may convene the Meeting by themselves, in accordance with the provisions of Section 64 of the Law.

30.2

The Company, at the discretion of the Board, may elect not to hold an annual meeting of its Shareholders, other than in the event such a meeting is required in order to appoint the Company’s auditors. An annual meeting or a special meeting of the Shareholders shall be referred to as “General Meeting” or “Meeting”.

30.3

In addition to any other requirements under these Articles (including without limiting those set forth in Article 16) or under the Law or under any other applicable law, the following issues shall only be resolved by a General Meeting:

(a)	Any change to these Articles, as specified in Section 20 of the Law;

(b)	Exercise of the powers of the Board in accordance with the provisions of Section 52(a) of the Law;

(c)	Appointment of the Company’s Auditor, the terms of his employment and termination of his employment in accordance with the provisions of Sections 154 to 167 of the Law;

(d)

Approval of acts and transactions that require approval by the General Meeting under the provisions of Sections 255 and 268 to 275 of the Law, including all actions and transactions which fall under Section 271 of the Law;

(e)	Increase and decrease of the registered share capital, in accordance with the provisions of Sections 286 and 287 of the Law; and

(f)	A merger, as described in Section 320(a) of the Law.

31.	NOTICE OF GENERAL MEETINGS

31.1

Unless a longer period is prescribed by applicable law, a prior notice of at least seven (7) days but no more than forty-five (45) days, shall be given with respect to the place, date and hour of the Meeting, the agenda of the Meeting and the general nature of each item on the agenda. The notice shall be given to the Shareholders entitled to receive notices of General Meeting pursuant to these Articles. If, by chance, a notice as aforesaid was not given or not received by a Shareholder, this by itself shall not disqualify the resolution passed or disqualify the proceedings held at that Meeting.

31.2

With the consent of all the Shareholders who are entitled, at that time, to receive notices, the Company may convene all meetings to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as to be approved by the Shareholders.

32.	QUORUM

32.1

A quorum at a General Meeting shall be formed when there are present, personally or by proxy, two or more Shareholders holding between them at least 50% of the voting power of the Company, including the holders of the majority of the Preferred Shares then outstanding and holders of majority of the Ordinary Shares then outstanding. If within half an hour from the time appointed for the Meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or any other day and/or any other hour and/or any other place as the Board shall notify the Shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting, any two Shareholders shall constitute a quorum, and shall be entitled to deliberate and resolve in all matters which were on the agenda of the meeting which was originally called (subject to the provisions of Article 16). If the meeting is adjourned for twenty-one (21) days or more, then notice thereof shall be given in the manner required for the meeting as originally called. If the adjourned meeting is scheduled within less than twenty-one (21) days, then notice thereof shall be given at least seventy-two (72) hours in advance, and otherwise in the manner required for the meeting as originally called.

32.2

Shareholders may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

32.3

If the meeting was convened upon a request under Section 63 or 64 of the Law, then the adjourned meeting shall only be held if at least Shareholders in the number required for the convening of a meeting as specified in Section 63 of the Law are present. No resolutions or decisions may be taken at any adjourned meeting except those that might lawfully have been taken at a meeting as originally called.

33.	CHAIRMAN

The Chairman (as defined below) shall preside as chairman at all General Meetings. If there is no Chairman or he is not present within fifteen (15) minutes from the time appointed for the General Meeting or if he shall refuse to preside at the General Meeting, the Shareholders present shall elect one of the Directors to act as chairman, and if only one Director is present he shall act as chairman. If no Directors are present or if they all refuse to preside at the General Meeting, then the Shareholders present shall elect one of the Shareholders present to preside as chairman at the General Meeting. The chairman at any General Meeting shall have no special rights or privileges, as such, other than provided by Law, and shall not have a casting or additional vote.

34.	POWER TO ADJOURN

The chairman of the General Meeting may, with the consent of any Meeting at which a quorum is present, and shall do so if so directed by the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment, adjourn the Meeting from time to time and from place to place, as the Meeting shall decide. If the Meeting shall be adjourned for ten (10) days or more a notice shall be given of the adjourned meeting as in the case of an original Meeting. Except as aforesaid no Shareholder shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned Meeting. No resolutions or decisions may be taken at any adjourned meeting except those that might lawfully have been taken at a meeting as originally called.

35.	ADOPTION OF RESOLUTIONS

35.1

Subject to the provisions of Article 16 and the Law, a resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon. At every Meeting a resolution put to the vote of the Meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the chairman (if he is entitled to vote) or by any Shareholder present, in person or by proxy, and entitled to vote at the meeting. Except if a secret vote is demanded as aforesaid, the declaration of the chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution.

35.2

If a secret ballot is duly demanded, it shall be taken in such manner as the chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the Meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held. A secret ballot demanded on the election of a chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the chairman of the Meeting directs. A demand for a secret ballot shall not prevent the continuation of the Meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded. All demands or notices hereunder may be submitted by facsimile or other similar means.

35.3

Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming part of the capital of the Company, each Shareholder present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each share held by such Shareholder (on an as converted basis), provided that no Shareholder shall be permitted to vote at a General Meeting or appoint a proxy to vote therein except if such Shareholder has paid all calls for payment and all monies due to the Company from such Shareholder with respect to its shares.

35.4

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this Article seniority shall be determined by the order in which the names stand in the Register of Shareholders. Joint holders of a share of which one of them is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

36.	PROXIES

36.1

In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy present at a Meeting shall also be entitled to request a secret ballot. A proxy need not be a Shareholder of the Company.

36.2

A Shareholder that is a corporate entity shall be entitled by decision of its board or by a decision of a person or other body, according to its governing documents, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporate entity such person represents all the powers that the corporation itself may use just as if it was a person.

36.3

A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointer or the appointer becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the Office before the meeting took place.

36.4

A Shareholder is entitled to vote by a separate proxy with respect to each share held by it, provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

37.	INSTRUMENT OF APPOINTMENT

37.1

A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing, duly signed, and the signature of the appointer shall be confirmed by an advocate or public notary or bank or in any other manner acceptable by the Board and such instrument or a copy thereof confirmed as aforesaid, shall be deposited in the Office, or in another place in Israel or abroad - as the Board shall direct from time to time generally or with respect to a particular case, prior to the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. Unless otherwise determined by the Board, an instrument appointing a proxy and which is not limited in time shall not be valid twelve (12) months after the date of its execution, unless the terms of such instrument state otherwise. If the appointment shall be for a limited period, the instrument shall be valid for the period contained therein.

37.2	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

“I, ____________, of ______________, a Shareholder holding shares in _________ and entitled to ________ votes hereby appoint ____________, of _________, or in his place _____________, of ___________________, to vote in my name and in my place at the general meeting (annual, extraordinary , adjourned - as the case may be) of the Company to be held on the _____ day of ____________20__ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the _____day of ________ 20__ .

Appointer’s Signature

(add name and I.D. or registration number (as applicable), and the common seal or stamp of the appointer, in the case of the appointer being a corporate entity)

I hereby confirm that the foregoing

instrument was signed by the appointer and, in the case of the appointer being a corporate entity, that the above signature was made by the duly authorized agent(s)

or attorney(s) of the appointer

(name, profession and address)

38.	RESOLUTION IN WRITING

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at the General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, electronic mail or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

BOARD OF DIRECTORS

39.	COMPOSITION OF THE BOARD

39.1	The Board shall be comprised of up to seven (7) Directors, in the following compositions:

(a)

Each one of Amir Schlachet, Nir Debbi and Shahar Tamari shall serve as a Director until the earlier to occur of such person holding less than 3.9% of the Company’s issued and outstanding share capital on an as converted basis (the “Founder Director Threshold”) or such person no longer being at least a substantially full-time executive/employee of the Company. Notwithstanding the aforementioned, (i) if the transactions contemplated under the Call/Put Option Agreement (as defined in the Series E SPA (the “Option Secondary Sale” have been consummated, the Founder Director Threshold shall be reduced to a percentage of the Company’s issued and outstanding share capital on an as converted basis equal to (A) the lowest holding percentage of the Company’s issued and outstanding share capital on an as converted basis of any of the Founders immediately following the Option Secondary Sale, minus (B) 0.5%, and (ii) when all of the foregoing persons cease to serve on the Board in accordance with the foregoing and for as long as they hold, in the aggregate, at least 7.8% of the Company’s issued and outstanding share capital on an as converted basis, each of Amir Schlachet, Nir Debbi and Shahar Tamari will serve as a Director for a term of six months in accordance with the following order: Amir Schlachet will serve during the first six months of such rotation and will be replaced by Nir Debbi for six months, who will then be replaced by Shahar Tamari for six months, with such rotation continuing for as long as such three persons hold, in the aggregate, at least 7.8% of the Company’s issued and outstanding share capital on an as converted basis.

(b)	Red Dot (or such Red Dot’s Permitted Transferee(s) that Equity Securities of the Company previously held by Red Dot were transferred to) shall be entitled to appoint 1 (one) Director

(the “Red Dot Director”), as long as Red Dot (together with its Permitted Transferees) holds at least 9% of the Company’s issued and outstanding share capital on an as converted basis, provided that if the Option Secondary Sale has been consummated, Red Dot shall be entitled to appoint the Red Dot Director for as long as Red Dot (together with its Permitted Transferees) holds no less than the lower of (i) the lowest holding percentage of the Company’s issued and outstanding share capital on an as converted basis of any of the Major Shareholders immediately following the Option Secondary Sale minus 0.5% (but not less than 7% of the Company’s issued and outstanding share capital on an as converted basis), or (ii) 9% of the Company’s issued and outstanding share capital on an as converted basis.

(c)

DHL (or such DHL’s Permitted Transferee(s) that Equity Securities of the Company previously held by DHL were transferred to), shall be entitled to appoint 1 (one) Director who shall be at the level of Vice President or above in DHL Express (International) Limited (and not any of its Affiliates) (the “DHL Director”), as long as DHL (together with its Permitted Transferees) holds at least 9% of the Company’s issued and outstanding share capital on an as converted basis, provided that if the Option Secondary Sale has been consummated, DHL shall be entitled to appoint the DHL Director for as long as DHL (together with its Permitted Transferees) holds no less than the lower of (i) the lowest holding percentage of the Company’s issued and outstanding share capital on an as converted basis of any of the Major Shareholders immediately following the Option Secondary Sale minus 0.5% (but not less than 7% of the Company’s issued and outstanding share capital on an as converted basis), or (ii) 9% of the Company’s issued and outstanding share capital on an as converted basis.

(d)

Goor (or such Goor’s Permitted Transferee(s) to which Equity Securities of the Company previously held by Goor were transferred) shall be entitled to appoint 1 (one) Director (the “Goor Director”), as long as Goor (together with its Permitted Transferees) holds at least 9% of the Company’s issued and outstanding share capital on an as converted basis, provided that if the Option Secondary Sale has been consummated, Goor shall be entitled to appoint the Goor Director for as long as Goor (together with its Permitted Transferees) holds no less than the lower of (i) the lowest holding percentage of the Company’s issued and outstanding share capital on an as converted basis of any of the Major Shareholders immediately following the Option Secondary Sale minus 0.5% (but not less than 7% of the Company’s issued and outstanding share capital on an as converted basis), or (ii) 9% of the Company’s issued and outstanding share capital on an as converted basis.

(e)

Vitruvian (or such Vitruvian’s Permitted Transferee(s) that Equity Securities of the Company previously held by Vitruvian were transferred to) shall be entitled to appoint 1 (one) Director (the “Vitruvian Director”), as long as Vitruvian (together with its Permitted Transferees) holds at least 9% of the Company’s issued and outstanding share capital on an as converted basis, provided that if the Option Secondary Sale has been consummated, Vitruvian shall be entitled to appoint the Vitruvian Director for as long as Vitruvian (together with its Permitted Transferees) holds no less than the lower of (i) the lowest holding percentage of the Company’s issued and outstanding share capital on an as converted basis of any of the Major Shareholders immediately following the Option Secondary Sale minus 0.5% (but not less than 7% of the Company’s issued and outstanding share capital on an as converted basis), or (ii) 9% of the Company’s issued and outstanding share capital on an as converted basis; provided, however, that, through the first anniversary of the consummation of an IPO, Vitruvian shall be entitled to appoint 1 (one) Director, provided that it holds immediately prior to the consummation of the IPO and throughout such period at least the percentage that grants it the right to appoint the Vitruvian Director as set for the above.

39.2

Until an IPO: (i) for as long as Vitruvian holds at least four percent (4%) of the Company’s issued and outstanding share capital on an as converted basis, Vitruvian shall have the right to appoint, dismiss and replace one (1) observer on the Board (in addition, for the avoidance of doubt, to its right to appoint the Vitruvian Director); and (ii) to the extent the shareholdings of any of Goor, DHL, or Red Dot decrease such that it does not have the right to appoint a Director in accordance with the provisions of these Articles, each such Shareholder, as applicable, shall have the right to appoint, dismiss and replace one (1) observer on the Board, provided, however, that such Shareholder holds at least four percent (4%) of the Company’s issued and outstanding share capital on an as converted basis (each observer appointed under this Article 39.2, an “Observer”). The Observer shall not have any voting rights and shall be entitled to attend all Board meetings and in this capacity, to receive all notices of meetings and any documentation the Company provides to the Directors before, during or after such meetings; provided that: (i) an Observer shall not participate in any discussion of the Board in which, according to applicable Law, he would not have been able to participate had he been a Director; and (ii) the Observer shall not participate in a discussion if a Director has requested that the Observer not participate in such discussion, and it is determined in a written opinion of the Company’s counsel that the presence of the Observer at the meeting would likely prejudice the attorney-client privilege between the Company and its counsel. The Observer shall not have any personal liability in connection with any action or inaction of the Board.

39.3	The Preferred Directors shall be entitled to sit on all committees of the Board and on the boards of directors (and committees of the boards of directors) of all Company subsidiaries.

40.	APPOINTMENT AND REMOVAL OF DIRECTORS

40.1

Any Shareholder(s) entitled hereunder to appoint a Director (who, for the avoidance of any doubt, shall not include the Directors referred to in Article 39(a)), shall also be entitled to remove such Director and appoint another Director instead. All appointments to and removals from the Company’s Board shall be effected by a letter of appointment or removal, delivered to the Company, and shall be effective as of the date of delivery or the date specified in such letter, whichever is later.

40.2

Subject to Article 40.1, if the office of any Director is vacated, then the other Directors may act in every way and manner so long as their number does not fall below the quorum, at that time, for a Board meeting. If their number does fall below the number for a quorum as aforesaid, they shall not be permitted to act except insofar as to fill the vacant places in the Board or to convene a General Meeting.

40.3	No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

41.	ALTERNATE DIRECTOR

41.1

A Shareholder entitled to appoint a Director under these Articles, may be entitled to appoint any person, provided he/she is qualified to serve as a Director and he/she is not a member of the Board, as a substitute director (a “Substitute”).

41.2	A Substitute shall have one vote for purposes of Board meetings.

41.3	A Substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the Director for which he is serving as substitute, has.

41.4	The provision of these Articles with respect to the appointment of a Director shall apply with respect to an appointment of a Substitute.

41.5

The office of a Substitute shall be automatically vacated if his appointment is terminated by the Shareholder who appointed him in accordance with these regulations, or upon the occurrence of one of the events described in Article 42 or, if the office of the Director with respect to whom he serves as a Substitute shall be vacated for any reason whatsoever.

41.6

The Substitute has the right to receive notice of convening of a Board meeting and may participate or vote at such meeting only if the Director with respect to whom he serves as a Substitute is absent from said meeting.

42.	TERMINATION OF DIRECTOR

Notwithstanding Article 39 above, the tenure of office of the Director shall be automatically terminated:

42.1	if such Director was declared bankrupt, and if such Director is a corporate body - it has voluntary decided on liquidation, or a liquidation order was issued against it;

42.2	if such Director is declared legally incompetent;

42.3	if such Director has resigned by an instrument in writing to the Company;

42.4	if such Director’s successor is appointed pursuant to Article 40.1 above;

42.5	with such Director’s death;

42.6	with the liquidation of the Company;

42.7	if such Director resigned or was dismissed as described in Sections 219 to 231 of the Law;

42.8	if such Director was convicted of an offense, as described in Section 232 of the Law;

42.9

if the Shareholder which appointed such Director in accordance with Article 39 shall at any time following such appointment hold a number of shares which represents less than the respective threshold percentage indicated in Article 39 with respect to such Shareholder; or

42.10	by decision of the Court as described in Section 233 of the Law.

43.	CONFLICT OF INTEREST

A Director shall not be prohibited from fulfilling his rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer, service provider or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name, in which the Director is or will be an interested party, either directly or indirectly, shall be in itself void, provided however that:

43.1	any transaction between a Director and the Company must be approved in accordance with Sections 268 to 284 of the Law;

43.2	under certain circumstances, as described in Section 278 of the Law, the interested Director may not participate or vote at the Board; and

43.3

the interested Director must disclose all information as required under Section 269 of the Law and, regarding the substance of his interest in the transaction for which approval is sought, and including any material facts and documents relating thereto all as set forth under the Law.

The provisions of this Article 43 shall apply also to a Substitute.

44.	REMUNERATION OF DIRECTORS

44.1

A Director may hold another paid position or function in the Company or in any other company that the Company is a shareholder of or that it has some other interest in, together with his position as a Director (except as an auditor) upon those conditions with respect to salary and other matters as decided by the Board, subject to Article 43 above.

44.2

Directors who are not employees of the Company or its subsidiary, or its service providers, shall not receive a salary from the Company unless the General Meeting has so decided and in the amount that the General Meeting shall decide upon; provided, however, that the Company shall reimburse Directors and Observers for all reasonable expenses (including travel and lodging expenses) incurred by them in order to attend the Board or committee meetings and/or performing their duties as Directors or service as Observers, as applicable, in accordance with the Company’s policy as may be determined by the Board from time to time.

44.3

Subject to the Law, or any other applicable law, if pursuant to a decision of the Board, one of the Directors shall perform services or tasks aside from his regular duties as a Director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Board may decide to pay him a special wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided by the Board.

45.	POWERS AND DUTIES OF DIRECTORS

45.1

The formulation of the Company’s business and policy, as well as the supervision of its management, and all other powers and authorities of the Company which under the Law and/or any applicable law are not vested in the General Meeting or in any of its other organs, shall vest in the Board, which may exercise all such powers and do all such acts as the Company is authorized to exercise and do.

45.2

The Board shall have all the powers and authorities to exercise the powers and authority conferred on the Board by this Article 45, subject to the provisions of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board which would have been valid if such regulation or resolution had not been adopted; for the avoidance of doubt, such provision shall not prevent the Board from reversing any such prior act.

46.	BOARD MEETINGS

46.1

Subject to any contrary resolution accepted by the Board, any Director may at any time call a Board meeting, and the Chairman shall be required on the request of such Director to convene a Board meeting. In addition, upon the receipt of a written request under any of the following circumstances, the Chairman shall, and in the absence of a Chairman, any Director receiving such written request shall, convene a meeting of the Board of Directors:

(a)	upon the receipt of any written request from the Chief Executive Officer of the Company requesting an action of the Board; or

(b)	upon the receipt of a written request from the Accountant Controller of the Company regarding material flaws in the oversight of the Company’s internal accounting methods.

46.2

Any notice of a Board meeting can be given orally, by telephone, in writing, or by facsimile or e-mail, provided that the notice is given to all Directors at least 2 (two) business days before the time appointed for the meeting, unless all Directors, having received a shorter notice, shall agree to such a shorter notice. Such notice shall include reasonable details on all subjects on the agenda.

46.3	No business shall be transacted at any meeting of the Board unless a quorum of Directors is present at the time when the meeting proceeds to business. Such quorum shall be determined as follows:

(a)

Save as herein otherwise provided, a quorum shall be formed when there is present at least a majority of the Directors then in office, including each of the Preferred Directors and at least one of the Founders (as long as at least one of them is entitled to serve as a Director).

(b)

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be postponed to the same time and place, 2 (two) business days thereafter following and notice shall be given to the absent Directors of such postponed meeting. At such postponed meeting, any two (2) members of the Board present in person or represented by a Substitute shall constitute a quorum.

46.4

Directors or members of any committee designated by the Board may participate in a meeting of the Board, or any committee, by means of conference telephone, conference video or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

47.	CHAIRMAN OF THE BOARD

47.1	The Board may from time to time elect one of the Directors to be chairman of the Board (the “Chairman”), remove such Chairman from office and appoint another in his place.

47.2

The Chairman shall take the chair at every meeting of the Board, but if there is no such Chairman, or if at any meeting such Chairman is not present within fifteen (15) minutes of the time appointed for the meeting, or if such Chairman is unwilling to take the chair, the Directors present shall choose one of their number to be the Chairman of such meeting.

47.3	The Chairman shall not have a casting or additional vote.

48.	VOTING

Subject to Article 16, all acts and resolutions of the Board shall be deemed adopted if passed by a majority of the Directors present and voting at the meeting. Each Director shall be entitled to one vote.

49.	DELEGATION OF POWER

49.1

The Board may delegate any of its powers to committees consisting of Directors as it deems fit (provided that any such committee shall be comprised of at least all of the Preferred Directors) and may, from time to time, revoke such delegation. Notwithstanding the above, the Board shall not delegate its powers to any of its committees on the subjects prohibited under Section 112(a) of the Law.

49.2

In the exercise of any power delegated to it by the Board all committees shall conform to any regulations that may be imposed upon them by the Board, if there shall be any such regulation. If no such regulations are adopted by the Board or if there are no complete and encompassing regulations, the committees shall act pursuant to these Articles dealing with organization of meetings, meetings and functions of the Board, mutatis mutandis, and insofar as no provision of the Board shall replace it pursuant to this Article 49.2.

49.3

Subject to the provisions of the Law, all actions performed in a bona fide fashion by the Board or by a committee of the Board, or by any person acting as a Director or as a Substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a Director or a Substitute, as the case may be.

49.4	Unless otherwise expressly provided by the Board in delegating powers to a committee of the Board, such committee shall not be empowered to further delegate such powers.

50.	RESOLUTION IN WRITING

A resolution in writing signed by all Directors, or by all members of a committee, or such a resolution that all Directors or all members of a committee have agreed to in writing or by facsimile or e-mail shall be valid for every purpose as a resolution adopted at a Board or committee meeting, as the case may be, that was duly convened and held. In place of a Director the aforesaid resolution may be signed and delivered by his Substitute or his attorney or his Substitute’s attorney.

51.	MINUTES

51.1

The Board shall cause minutes to be taken of all General Meetings, appointments of officials of the Company, Board meetings and committee meetings, which shall include the following items, if applicable:

(a)	the names of the members and/or Directors and/or other persons present;

(b)	the matters discussed at the meeting;

(c)	the results of the vote;

(d)	resolutions adopted at the meeting;

(e)	directives given by the meeting to the committees; and

(f)	any reservation of a Shareholder or Director with regard to a matter discussed or resolution passed.

51.2

The minutes of any meeting of the Board, a committee of the Board or a General Meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are signed by the Chairman or by the appointed chairman of said meeting.

52.	GENERAL MANAGER

52.1

The Board may from time to time appoint one or more persons, whether or not he is a Director, as the general manager (or its chief executive officer, president, managing director, director general or any similar or dissimilar title) of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and they may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place (collectively, the “General Manager”).

52.2

The Board may from time to time subject to the provisions of the Law, grant and bestow upon the General Manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board’s authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

52.3	The General Manager shall be responsible for managing the current operation of the Company business within the boundary of the policy determined by the Board and subject to its direction.

52.4

The General Manager shall have all the powers of management and implementation, which by Law or by the articles were not vested in another organ of the Company, and he shall be subject to the supervision of the Board.

52.5	The General Manager may, subject to the approval of the Board, delegate powers to others.

52.6	The General Manager shall inform the Board of any extraordinary matter that is substantive for the Company.

52.7	The General Manager shall submit reports to the Board on subjects, at times and to an extent, as the Board will prescribe.

52.8	The Board and/or the Chairman may - at any time at its/his own initiative or on decisions by the Board - demand reports from the General Manager on subjects related to the Company’s affairs.

52.9	If a notice or report from the General Manager requires action on the part of the Board, then the Chairman shall convene a meeting of the Board without delay.

53.	STAMP AND SIGNATURES

53.1	The Company may have a corporate stamp. The Board shall ensure that such a stamp is kept in a safe place.

53.2

The Board may designate and authorize any person or persons (even if they are not Directors) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their aforesaid authority.

53.3

The printing of the name of the Company by a typewriter or word processor next to the signatures of the authorized signatories of the Company, pursuant to Article 53.2 above, shall be valid as if the corporate stamp of the Company was affixed.

54.	AUTHORITIES TO BORROW

54.1	Subject to the provisions of the Law and these Articles, the Board shall be able from time to time, to cause or authorize the Company, to borrow or to guarantee any amount or amounts of money.

54.2

Subject to the provisions of the Law and these Articles, the Company shall be able to obtain or to guarantee the discharge of any such amount or amounts in such manner and at such times and upon such conditions as it shall determine, and in particular by issuing debentures, definitive or separate, or any mortgage, charge, pledge, lien or any other security over the property of the Company, in whole or in part, whether present or future, including, without limitation, the un-issued share capital and any share capital forfeited or otherwise held by the Company, and the Company’s goodwill.

55.	SECRETARY, OFFICERS, ATTORNEYS AND OTHERS

55.1

Without derogating from the authority of the General Manager, the Board may appoint a secretary to the Company upon the conditions that it sees fit, and may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

55.2

The Board may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as they shall, from time to time, see fit and set compensation for them.

55.3

To the extent permitted by the Law and subject to a resolution of the Board, the Board may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Board directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretion which shall not exceed those conferred upon the Board or that the Board can exercise pursuant to these Articles - and for such a period of time and upon such conditions as the Board deems proper, and every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys.

56.	DIVIDEND

56.1

Subject to the provisions of these Articles and subject to any rights or conditions of Preferred Shares as detailed in Article 10 above and other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the Shareholders of the Company according to the proportion of the par value of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value. For the avoidance of doubt, in the event of a Liquidation Event or a Deemed Liquidation, all Available Assets shall be distributed (including by dividend distribution) only as set forth in Article 10 above.

56.2

Subject to the provisions of the Law, the Board may from time to time declare, and cause the Company to pay, such interim dividend as may appear to the Board to be justified by the profits of the Company. The final dividend in respect of any fiscal period shall be proposed by the Board and shall be payable only after the same has been approved by a resolution of the Shareholders. Such resolution may provide for the payment of a final dividend of an amount less than that proposed by the Board for the payment of such final dividend, but no such resolution shall provide for the payment of an amount exceeding that proposed by the Board for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend theretofore declared and paid. The Board shall determine the time for payment of such dividends, both interim and final, and the record date for determining the Shareholders entitled thereto.

56.3

The Board may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board. In every such case the dividend shall be paid in respect of such a share in accordance with such a condition.

56.4

At the time of declaration of a dividend the Board may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other company or in one or more of the aforesaid ways. For purposes of any such distribution, the outstanding Preferred Shares shall be deemed to have been converted into Ordinary Shares as of the time appointed by the Company for the purpose of determining entitlement to participate in such distribution.

56.5

The Board may, from time to time, pay to the Shareholders on account of the forthcoming dividend such interim dividend as shall be deemed just with regard to the situation of the Company and subject to provisions of Sections 301 to 307 of the Law.

56.6

The Board may put a lien on any dividend paid in respect of a share on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

56.7

A Transfer of shares shall not transfer the right to a dividend that has been declared after the Transfer but before the registration of the Transfer. The person registered in the Register of Shareholders as a Shareholder on the date appointed by the Company for that purpose shall be the one entitled to receive a dividend.

56.8

A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the Shareholders registered in the Register of Shareholders, in the manner provided for in these Articles.

56.9

If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a Shareholder or person entitled thereto in the Register of Shareholders or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the Register of Shareholders. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

56.10

If at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares shall be made in one of the two following manners as to be decided upon by the Board:

(a)	in such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(b)

in such manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

56.11

In order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the Shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see beneficial. Wherever required, an agreement shall be submitted to the Israeli Companies Registrar, and the Board may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

56.12

The Board may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by such Shareholder to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.13	The Company shall not be obligated to pay interest on a dividend.

56.14

The Board may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not be required to pay interest for dividends or interest not collected.

57.	ACCOUNTS AND AUDIT

57.1	The Board shall cause correct accounts to be kept in accordance with the provisions of the Law or any other applicable law:

(a)	of the assets and liabilities of the Company;

(b)	of any amount of money received or expended by the Company and the matters for which such sum of money is expended or received; and

(c)	of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Board deems fit and they shall be open for inspection by the Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law, agreement, or authorized by the Board.

57.2

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in the General Meeting may, by way of resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board to fix such remuneration subject to such criteria or standards as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

58.	NOTICES

58.1

Subject to the other provisions of these Articles concerning notices, a notice or any other document shall be served by the Company to any Shareholder in writing and shall be conclusively deemed to have been duly given: (i) in the case of hand delivery to such Shareholder’s address appearing in the Register of Shareholders, on the next Business Day after delivery; (ii) in the case of delivery by an internationally recognized overnight courier to such Shareholder’s address appearing in the Register of Shareholders, on the next Business Day after delivery; (iii) in the case of a notice sent by facsimile transmission to the such Shareholder’s address and facsimile number appearing in the Register of Shareholders, on the next Business Day after delivery, if facsimile transmission is confirmed; (iv) in the case of a notice sent by email to the email address of such Shareholder appearing in the Register of Shareholders, on the earlier of (1) the date of written acknowledgment of receipt of such e-mail by the recipient, or (2) the date of written acknowledgment of delivery of such e-mail by automatic means of the sender; and (v) in the case of delivery by prepaid registered mail (airmail if posted outside of Israel) to such Shareholder’s address appearing in the Register of Shareholders, five (5) Business Days after the day on which such mail was sent at the post office.

In the event that notices are given pursuant to one of the methods listed in sub-clauses (i)-(iii) and (v) above, a copy of the notice should also be sent by email.

For purposes of this Article 58, the term “Business Day” means a day on which the banks are open for business in the country of receipt of any notice.

58.2

All notices directed to be given to the Shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

58.3

Prior and timely notice of the convening of a General Meeting shall be given to each Shareholder, wherever situated, at the last address provided by the Shareholder. Any Shareholder registered in the Register of Shareholders who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

58.4

A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by delivering it personally or by sending it through the post in a prepaid letter or postcard, facsimile or electronic mail addressed to them by name, at the address, if any, in Israel furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

58.5

A Shareholder may change or supplement its address or any other of its contact details appearing in the Register of Shareholders, or designate additional addresses or other contact details to appear in the Register of Shareholders, by giving the Company written notice of the new contact details in the manner set forth in this Article 58.

58.6

In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

58.7

In addition to the furnishing of a notice pursuant to this Article 58, the Company may furnish a notice to the Shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

59.	INDEMNITY; INSURANCE; EXEMPTION

59.1

Subject to the provisions of the Law, including the receiving of all the approvals required therein, or under any applicable law, the Company may indemnify any office holder (as such term is defined under the Law) to the fullest extent permitted by Law. The Company may indemnify its office holders with respect to liabilities or expenses, specified below, (i) retroactively, provided that the Board will resolve to indemnify the Company’s office holders retroactively; and (ii) prospectively, provided that such commitment with respect to Article 59.1(a) below shall require the following advance actions: (x) the Board will resolve in advance the categories of events which in the Board opinion can be foreseen when the undertaking to indemnify is given; and (y) the Board will set the amounts reasonable for such indemnification under the circumstances:

(a)

a monetary liability imposed on an office holder by a judgment in favor of another person, including a judgment imposed on such office holder in a compromise or in an arbitrator’s decision that was approved by a court in respect of an act performed by such office holder by virtue of being an office holder of the Company;

(b)

reasonable legal expenses, including attorney’s fees, which the office holder incurred in connection with an investigation or proceeding instituted against the office holder by a competent authority, and which was concluded without an indictment against the office holder and without any financial sanction imposed on the office holder in lieu of a criminal proceeding, or which was concluded without an indictment against the office holder but with a financial sanction imposed on the office holder in lieu of a criminal proceeding which relates to a criminal offense that does not require proof of criminal intent, or in connection with a financial sanction, all in respect of an act performed by him by virtue of his being an office holder of the Company; The terms “concluded without an indictment in lieu of a criminal proceeding” and “financial sanction imposed on the office holder in lieu of a criminal proceeding” shall have the meaning ascribed to them in Section 260(A)(1A) to the Law;

(c)

reasonable legal expenses, including attorney’s fees, which the office holder incurred or with which he was charged by a court, in a proceeding brought against him by the Company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by him by virtue of his being an office holder of the Company;

(d)

a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney’s fees;

(e)	expenses that the office holder incurred in connection with a proceeding under Chapter G’1 of the EC Law; and

(f)

any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an office holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if applicable, and Section 50P(b)(2) of the EC Law).

59.2

Subject to the provisions of the Law, including the receiving of all the approvals required therein, or under any applicable law, the Company may enter into an agreement for the insurance of an office holder responsibility for any liability that will be imposed on such office holder in consequence of an act which was performed by him by virtue of his office, in each of the following issues:

(a)	violation of the duty of care of the office holder towards the Company or towards another person;

(b)

breach of the fiduciary duty against the Company, on condition that the office holder acted in good faith and that he had reasonable grounds to assume that the act would not prejudice the best interests of the Company;

(c)	a monetary obligation that will be imposed on the office holder to the benefit of another person;

(d)

for a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees;

(e)	expenses that the office holder incurred in connection with a proceeding under the EC Law; and

(f)

any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an office holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if applicable, and Section 50P(b)(2) of the EC Law).

59.3

The Company is allowed to procure insurance for or indemnify (i) any person who is not an office holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an office holder, and (ii) any office holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

59.4

Subject to the provisions of the Law, the Board may resolve in advance to exempt an office holder from all or some of his responsibility for damages caused to the Company pursuant to violation of his duty of care to it, to the maximum extent permitted by law.

59.5

Any amendment to the Law or other applicable law adversely affecting the right of any office holder to be indemnified, insured or exempted pursuant this Article 59 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an office holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

60.	STAND STILL

Except in connection with the sale of all or substantially all of the Company’s issued shares, the Company shall not issue, and no Shareholder shall transfer, any Equity Securities of the Company or grant any right with respect to such securities (any such action, a “Grant”), to a Strategic Investor (as defined below) (including to its Affiliates and/or other parties acting in concert with it) (the “Strategic Acquirers”) if following such Grant, the Strategic Acquirers will hold (beneficially or of record) or have the right to acquire or the right to vote or direct the vote of, in each case together with its Permitted Transferees, securities of the Company which constitute, or are convertible into, in the aggregate, more than (i) ten percent (10%) but not more than twenty percent (20%) of the Company’s issued and outstanding share capital on an as converted basis, unless otherwise approved by the Board (which consent shall be obtained in advance and in writing and shall include the affirmative consent of all of the Preferred Directors) at its sole and absolute discretion, and (ii) twenty percent (20%) of the Company’s issued and outstanding share capital on an as converted basis, unless otherwise approved by the (x) Board (which consent shall be obtained in advance and in writing and shall include the affirmative consent of all of the Preferred Directors) at its sole and absolute discretion, and (y) holders of: (A) the majority of the then outstanding Series E Preferred Shares voting together as a separate single class; (B) at least 65% of the then outstanding Series D-1 Preferred Shares voting together as a separate single class; (C) at least 65% of the then outstanding Series C Preferred Shares voting together as a separate single class; (D) a majority of the then outstanding Series B-1 Preferred Shares and Series B-2 Preferred Shares voting together as a separate single class (calculated on an as converted basis); and (E) a majority of the then outstanding Series A Preferred Shares and Series A-1 Preferred Shares voting together as a separate single class (calculated on an as converted basis) (each of the approvals under subsections (i) or (ii), a “Written Consent”), and then, only on the terms and conditions set forth in the Written Consent. A Written Consent shall be required also for any new Grant (the “New Grant”) to a Strategic Acquirer who owns Equity Securities in the Company, unless (xx) such New Grant is part of a Grant which has already been approved in a Written Consent but has yet to be issued or transferred in full to the Strategic Acquirer pursuant to the terms of the relevant Written Consent, or (yy) in connection with the exercise by such Strategic Acquirer of preemptive rights pursuant to these Articles, solely in order to maintain its holdings in the Company. Notwithstanding anything to the contrary in the Law, the provisions of this Article 60 can only be amended, replaced or removed from these Articles, if approved by the affirmative consent of the holders of: (I) the majority of the then outstanding Series E Preferred Shares voting together as a separate single class, so long as the Series E Preferred Shares represent at least 7.5% of the Company’s issued and outstanding share capital on an as converted basis; (II) at least 65% of the then outstanding Series D-1 Preferred Shares voting together as a separate single class, so long as the Series D-1 Preferred Shares represent at least 7.50% of the Company’s issued and outstanding share capital on an as converted basis; (III) at least 65% of the then outstanding Series C Preferred Shares voting together as a separate single class, so long as the Series C Preferred Shares represent at least 7.50% of the Company’s issued and outstanding share capital on an as converted basis; (IV) a majority of the then outstanding Series B-1 Preferred Shares and Series B-2 Preferred Shares voting together as a separate single class (calculated on an as converted basis), so long as the Series B-1 Preferred Shares and Series B-2 Preferred Shares represent at least 7.50% of the Company’s issued and outstanding share capital on an as converted basis; and (V) the Preferred A Majority, so long as the Series A Preferred Shares and Series A-1 Preferred Shares represent at least 7.50% of the Company’s issued and outstanding share capital on an as converted basis.

For purpose hereof, a “Strategic Investor” shall mean a global courier delivery services company, which is a significant player in this field and controls above 25% of the e-commerce shipments market in Europe or the USA; or is a subsidiary or Affiliate of such company.

61.	EXCLUDED OPPORTUNITIES

To the fullest extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Shares or any Affiliate, partner, member, director, shareholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director.

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